UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
AppHarvest, Inc.
(Name of Registrant as Specified in its Charter)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

APPHARVEST, INC.

500 Appalachian Way

Morehead, Kentucky 40351

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 9, 2023
Dear Stockholder:
You are cordially invited to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of AppHarvest, Inc., a Delaware public benefit corporation (“AppHarvest”). The Annual Meeting will be held solely virtually, via live webcast at www.virtualshareholdermeeting.com/APPH2023 originating from Morehead, Kentucky, on Friday, June 9, 2023, at 10:00 a.m. Eastern Time. There will not be a physical location for the Annual Meeting, and you will not be able to attend the Annual Meeting in person. We believe hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the meeting. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. We encourage you to attend online and participate. We recommend that you log in a few minutes before 10:00 a.m., Eastern Time, on June 9, 2023 to ensure you are logged in when the Annual Meeting starts.
The Annual Meeting will be held for the following purposes:
(a)	To elect the Board of Directors’ nine nominees for director to serve until the 2024 Annual Meeting of Stockholders or until their successors are duly elected and qualified.
(b)	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
(c)	To approve, on an advisory basis, the compensation of our named executive officers.
(d)
To approve a series of alternate amendments to the Company’s Certificate of Incorporation to effect, at the option of the Board of Directors, a reverse stock split of the Company’s common stock at a reverse stock split ratio ranging from one-for-ten (1:10) to one-for-twenty (1:20), inclusive, with the effectiveness of one of such amendments and the abandonment of the other amendments, or the abandonment of all amendments, to be determined by the Board of Directors prior to the date of the 2024 Annual Meeting of Stockholders.

(e)	To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.
The record date for the Annual Meeting is April 12, 2023. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on June 9, 2023, at 10:00a.m., Eastern Time.

The proxy statement and our Annual Report on Form 10-K are available at

www.proxyvote.com.
By Order of the Board of Directors

Gary Broadbent
Executive Vice President, General Counsel, and Corporate Secretary
Morehead, Kentucky
April 28, 2023
The proxy materials are being made available on or about April 28, 2023

You are cordially invited to attend the Annual Meeting online. Your vote is important. Whether or not you expect to attend the meeting online, please complete, date, sign and return the proxy mailed to you, or vote over the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote online if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Annual Meeting, you must follow the instructions from such organization and will need to obtain a proxy issued in your name from that agent in order to vote your shares that are held in such agent’s name and account.

i

APPHARVEST, INC.
500 Appalachian Way
Morehead, Kentucky 40351
PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 9, 2023
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
What is AppHarvest, Inc.?
On January 29, 2021 (the “Closing Date”), AppHarvest Operations, Inc. (f/k/a AppHarvest, Inc., “Legacy AppHarvest”), a Delaware public benefit corporation, Novus Capital Corporation, a Delaware corporation (“Novus”), ORGA, Inc., a Delaware corporation and wholly-owned subsidiary of Novus (“Merger Sub”), consummated the closing of the transactions contemplated by a Business Combination Agreement, dated September 2020 (the “Business Combination Agreement”), following the approval at a special meeting of the stockholders of Novus held on January 29, 2021. Pursuant to the terms of the Business Combination Agreement, a Business Combination of Legacy AppHarvest and Novus was effected through the merger of Legacy AppHarvest with and into Merger Sub, with Legacy AppHarvest surviving as a wholly owned subsidiary of Novus (the “Business Combination”). On the Closing Date, Legacy AppHarvest changed its name to AppHarvest Operations, Inc. and Novus changed its name from Novus Capital Corporation to AppHarvest, Inc. (“AppHarvest,” “we,” “us,” “our,” or the “Company”).
Together with our subsidiaries, we are a sustainable food company in Appalachia developing and operating some of the world’s largest high-tech indoor farms with robotics and artificial intelligence to build a reliable, climate-resilient food system. Our farms are designed to grow produce using sunshine, rainwater and up to 90% less water than open-field growing, all while producing yields up to 30 times that of traditional agriculture and preventing pollution from agricultural runoff. We combine conventional agricultural techniques with cutting-edge technology, including artificial intelligence and robotics, to improve access to nutritious food, while farming more sustainably, building a domestic food supply, and increasing investment in Appalachia.
Why am I receiving these materials and why did I receive a notice regarding the availability of proxy materials on the internet instead of a full set of proxy materials?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because our board of directors (the “Board”) is soliciting your proxy to vote at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements thereof, to be held on Friday, June 9, 2023 at 10:00 a.m. Eastern Time. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
The Notice will provide instructions as to how a stockholder of record may access and review the proxy materials on the website referred to in the Notice or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent by mail or email to the stockholder of record. The Notice will also provide voting instructions. Please note that, while our proxy materials are available at the website referenced in the Notice, and our Notice of Annual Meeting, proxy statement and annual report are available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this document.
We intend to mail the Notice on or about April 28, 2023 to all stockholders of record, who are entitled to vote at the Annual Meeting. The proxy materials will be made available to stockholders on the internet on the same date.
Will I receive any other proxy materials by mail?
No, you will not receive any other proxy materials by mail unless you request a paper copy of proxy materials. To request that a full set of the proxy materials be sent to your specified postal address, please go to www.proxyvote.com or call 1-800-579-1639. Please have your proxy card in hand when you access the website or call and follow the instructions provided.

Will I receive any other proxy materials by mail?
No, you will not receive any other proxy materials by mail unless you request a paper copy of proxy materials. To request that a full set of the proxy materials be sent to your specified postal address, please go to www.proxyvote.com or call 1-800-579-1639. Please have your proxy card in hand when you access the website or call and follow the instructions provided.
When is the record date for the Annual Meeting?
The Board has fixed the record date for the Annual Meeting as of the close of business on April 12, 2023 (the “Record Date”).
Why is AppHarvest conducting a virtual Annual Meeting?
We believe hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the meeting. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting, including the ability to submit questions in advance and to vote.
How do I attend, participate in, and ask questions during the Annual Meeting?
We will be hosting the Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/APPH2023APPH2023. The meeting will start at 10:00 a.m. Eastern Time, on Friday, June 9, 2023. Stockholders attending the Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
In order to enter the Annual Meeting, you will need the control number, which is included in the Notice or on your proxy card if you are a stockholder of record of shares of the Company’s common stock (“Common Stock”), or included with your voting instruction card and voting instructions received from your broker, bank or other agent if you hold your shares of Common Stock in a “street name.” Instructions on how to attend and participate are available at www.virtualshareholdermeeting.com/APPH2023. We recommend that you log in a few minutes before 10:00 a.m., Eastern Time to ensure you are logged in when the Annual Meeting starts. The webcast will open 15 minutes before the start of the Annual Meeting.
If you would like to submit a question during the Annual Meeting, you may log in to www.virtualshareholdermeeting.com/APPH2023 using your control number, type your question into the “Ask a Question” field, and click “Submit.”
To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. These rules of conduct will include the following guidelines:
•	You may submit questions and comments electronically through the meeting portal during the Annual Meeting.
•	Only stockholders of record as of the Record Date for the Annual Meeting and their proxy holders may submit questions or comments.
•	Please direct all questions to Jonathan Webb, our Chief Executive Officer and chairperson of the Board (“Chairperson”).
•	Please include your name and affiliation, if any, when submitting a question or comment.
•	Limit your remarks to one brief question or comment that is relevant to the Annual Meeting and/or our business.
•	Questions may be grouped by topic by our management, and substantially similar questions may be grouped and answered once.
•
Questions may also be ruled as out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests.

•	Be respectful of your fellow stockholders and Annual Meeting participants.
•	No audio or video recordings of the Annual Meeting are permitted.
What if I have technical difficulties or trouble accessing the Annual Meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/APPH2023. Technical support will be available starting at 9:45 a.m., Eastern Time on June 9, 2023.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on the Record Date will be entitled to vote online at the Annual Meeting. On the Record Date, there were 155,088,118 shares of Common Stock outstanding and entitled to vote. Holders of our shares of Common Stock as of the Record Date are entitled to one vote for each share held on all matters to be voted on by stockholders at the Annual Meeting.
In addition, a list of stockholders of record will be available for the ten (10) days ending the day prior to the Annual Meeting for inspection by stockholders of record for any legally valid purpose related to the Annual Meeting at www.virtualshareholdermeeting.com/APPH2023.
Stockholder of Record: Shares Registered in Your Name
If, on the Record Date, your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote online during the Annual Meeting or by proxy in advance. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting through the internet, by telephone or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
If, on the Record Date, your shares were held, not in your name, but rather in an account at a broker, bank or other agent, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. You should follow the instructions in the Notice or the voting instructions provided by your broker, bank or other agent in order to instruct your broker, bank or other agent on how to vote your shares.
What am I voting on?
There are four matters scheduled for a vote:
•	Proposal No. 1 – To elect nine directors to hold office until the 2024 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;
•	Proposal No. 2 – To ratify the selection by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;
•	Proposal No. 3 – To approve, on an advisory basis, the compensation of our named executive officers, or “Say-on-Pay;” and
•
Proposal No. 4 – To approve a series of alternate amendments to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s Common Stock at a reverse stock split ratio ranging from one-for-ten (1:10) to one-for-twenty (1:20), inclusive (the “Reverse Stock Split”), with the effectiveness of one of such amendments and the abandonment of the other amendments, or the abandonment of all amendments, to be determined by the Board prior to the date of the 2024 Annual Meeting of Stockholders.

What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the proxies will vote as recommended by the Board or, if no recommendation is given, will vote on those matters in accordance with his best judgment.
How do I vote?
You may either vote “For” the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other proposals, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote (1) online during the Annual Meeting or (2) in advance of the Annual Meeting by proxy through the internet, by telephone or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote online even if you have already voted by proxy.
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To vote online during the Annual Meeting, follow the provided instructions to join the Annual Meeting at www.virtualshareholdermeeting.com/APPH2023, starting at 10:00 a.m., Eastern Time on Friday, June 9, 2023. The webcast will open 15 minutes before the start of the Annual Meeting.

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To vote in advance of the Annual Meeting through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the Notice or the printed proxy card. Your internet vote must be received by 11:59 p.m., Eastern Time on Thursday, June 8, 2023 to be counted.

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To vote in advance of the Annual Meeting by telephone, dial 1-800-690-6903 toll-free using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice or the printed proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Time on Thursday, June 8, 2023 to be counted.

•
To vote in advance of the Annual Meeting using a printed proxy card that may be delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote online at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.
Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of Common Stock you own as of the Record Date.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, through the internet, by telephone or online at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker, bank or other agent will still be able to vote your shares depends on whether the particular proposal is deemed to be a “routine” matter. Under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other agents can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In this regard, the NYSE has advised us that Proposals 1 and 3 are considered to be “non-routine” under NYSE rules meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, the NYSE has advised us that Proposals 2 and 4 are considered to be “routine” matters under NYSE rules meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposals 2 and 4. We encourage you to provide voting instructions to your broker, bank or other agent. This ensures that your shares will be voted at the Annual Meeting according to your instructions. You should receive directions from your broker, bank or other agent about how to submit your proxy to them at the time you receive this proxy statement.
If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the nominees for director, “For” the ratification of selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, “For” the Say-on-Pay proposal, “For” approval of a series of alternate amendments to the Company’s Certificate of Incorporation to effect, at the option of the Board and a Reverse Stock Split at a ratio between one-for-ten and one-for-twenty, inclusive, as determined by the Board in its sole discretion. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokers, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices you receive to ensure that all of your shares are voted.
Can I revoke my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy at any time before the final vote at the Annual Meeting in any one of the following ways:
•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to our Secretary at AppHarvest, Inc., 500 Appalachian Way, Morehead, Kentucky 40351.
•	You may attend the Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count: with respect to Proposal 1, votes “For,” “Withhold” and broker non-votes; and, with respect to the other proposals, votes “For,” “Against”, abstentions and, if applicable, broker non-votes.
Abstentions will be counted towards the vote total for Proposal No. 2, Proposal No. 3 and Proposal No. 4 and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards Proposal No. 1and Proposal No. 3. For Proposal No. 4, broker non-votes will have the same effect as “Against” votes.
What are “broker non-votes”?
A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to “routine” matters but does not vote on “non-routine” matters because you did not provide voting instructions on these matters. These unvoted shares with respect to “non-routine” matters are counted as “broker non-votes.” The NYSE has advised us that Proposals 1 and 3 are considered to be “non-routine” under NYSE rules, and therefore we expect broker non-votes to exist in connection with these proposals.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How many votes are needed to approve each proposal?
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Proposal No. 1 - For the election of directors, the nine nominees receiving the most “For” votes from the holders of shares present by virtual attendance or represented by proxy and entitled to vote on the election of directors will be elected. You may not vote your shares cumulatively for the election of directors. Broker non-votes will not affect the outcome of the election of directors. Accordingly, only votes “For” will affect the outcome.

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Proposal No. 2 - To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, the proposal must receive “For” votes from the holders of a majority of shares present by virtual attendance or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

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Proposal No. 3 - For advisory approval of the compensation of our named executive officers , the proposal must receive “For” votes from the holders of a majority of the shares present by virtual attendance or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes have no effect and will not be counted towards Proposal No. 3.

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Proposal No. 4 - For approval of a series of alternate amendments to the Company’s Certificate of Incorporation to effect, at the option of the Board, a Reverse Stock Split at a ratio between one-for-ten and one-for-twenty, inclusive, as determined by the Board in its sole discretion, the proposal must receive “For” votes from the holders of a majority of shares present by virtual attendance or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as “Against” votes. Since brokers have authority to vote on your behalf with respect to Proposal 4, we do not expect broker non-votes on this proposal.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares entitled to vote at the Annual Meeting are present at the meeting online or represented by proxy. On the Record Date, there were 155,088,118 shares outstanding and entitled to vote. Thus, the holders of 77,544,060 shares must be present at the Annual Meeting by virtual attendance or represented by proxy at the meeting to have a quorum. The inspector(s) of election appointed for the Annual Meeting will determine whether or not a quorum is present.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote online at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting by virtual attendance or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be disclosed in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to disclose preliminary results and, within four business days after the final results are known to us, file an amended Form 8-K to disclose the final voting results.
When are stockholder proposals and director nominations due for next year’s Annual Meeting?
Requirements for stockholder proposals to be brought before an annual meeting.
Our amended and restated bylaws (“Bylaws”) provide that, for stockholder director nominations or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to our Corporate Secretary at AppHarvest, Inc., 500 Appalachian Way, Morehead, Kentucky 40351. To be timely for the 2024 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between February 10, 2024 and March 11, 2024; provided that if the date of that annual meeting of stockholders is earlier than May 10, 2024, or later than July 9, 2024 you must give the required notice not earlier than the 120th day prior to the meeting date and not later than the 90th day prior to the meeting date or, if later than the 90th day prior to such meeting date, the 10th day following the day on which public disclosure of that meeting date is first made. A stockholder’s notice to the Corporate Secretary must also set forth the information required by our Bylaws.
Requirements for stockholder proposals to be considered for inclusion in our proxy materials.
Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and intended to be presented at the 2024 Annual Meeting of Stockholders must be received by us not later than December 30, 2023 in order to be considered for inclusion in our proxy materials for that meeting.
In addition , stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide in their notice any additional information required by Rule 14a-19 under the Exchange Act.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS
Our business and affairs are managed under the direction of the Board. The Board presently has nine members, five of whom are deemed “independent” under SEC and rules of The Nasdaq Stock Market LLC (“Nasdaq”). Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. Upon the recommendation of the Nominating and Corporate Governance Committee, our Board has nominated the nine director nominees listed below for election at the Annual Meeting. Jonathan Webb, Kiran Bhatraju, Greg Couch, David Lee, R. Geof Rochester, Martha Stewart and J. Kevin Willis are each a current director of the Company who was previously elected by the stockholders. Anthony Martin and Hollie Harris were recommended for nomination to the Board by the Nominating and Corporate Governance Committee. Each of the director nominees currently serves on the Board. The current term of all directors will expire at the Annual Meeting when their successors are elected, and the Board has nominated each of these individuals for a new one-year term that will expire at the 2024 Annual Meeting of Stockholders when their successors are elected.
Directors are elected by a plurality of the votes of the holders of shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote on the election of directors. Accordingly, the nine nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the nominees named below. If the nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has consented to being named as a nominee in this proxy statement and has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.
The following is a brief biography of the nominees for election at the Annual Meeting, including their respective ages, as of the date of this proxy statement. Each biography includes information regarding the specific experience, qualifications, attributes or skills that led the Nominating Committee and the Board to determine that the applicable nominee or other current director should serve as a member of the Board.
NOMINEES FOR ELECTION FOR A TERM EXPIRING AT THE 2023 ANNUAL MEETING OF STOCKHOLDERS
Employee Directors
Jonathan Webb, age 38 is our founder and has served as AppHarvest’s President and Chief Executive Officer and as a member of AppHarvest’s Board since AppHarvest’s incorporation in January 2018. Mr. Webb ceased serving as AppHarvest’s President in January 2021. From 2014 to February 2017, Mr. Webb served as contract support with Archetype USA for the U.S. Army Office of Energy Initiatives through the U.S. Department of Defense. Mr. Webb received a B.B.A. in Marketing from the University of Kentucky.
We believe that Mr. Webb is qualified to serve on the Board because of his deep knowledge of our company and his industry experience.
Anthony Martin, age 67, has served as a director of AppHarvest, Inc. since October 2022 and Chief Operating Officer since January 2023. Mr. Martin has served as a member of the board of directors of the Fruit & Vegetable Dispute Resolution Corporation, a non-profit, member-based dispute resolution organization in the fresh produce industry, since May 2018. Previously, from December 2007 to October 2019, Mr. Martin served as Chief Financial Officer of Windset Farms, a controlled environment agriculture producer. Mr. Martin, a chartered accountant, received a Bachelor of Commerce and a graduate degree in Accounting, Audit and Taxation from Concordia University.
We believe that Mr. Martin is qualified to serve on our Board because of his financial and investment expertise, including his particular focus in the growth of startups.
Non-Employee Directors
Kiran Bhatraju, age 38, has served as a member of AppHarvest’s Board since January 2018. Mr. Bhatraju currently serves as the Chief Executive Officer of Arcadia Power, Inc., a company he founded in 2014. Mr. Bhatraju received a B.A. in Political Science and Literature from the University of Pennsylvania.
We believe that Mr. Bhatraju is qualified to serve on our Board because of his extensive experience in the clean energy industry.

Greg Couch, age 49, has served as a member of AppHarvest’s Board since January 2018. Mr. Couch currently serves as the chief executive officer of Meridian Wealth Management, LLC, which he founded in 2009. Mr. Couch received a bachelor’s degree from Eastern Kentucky University.
We believe that Mr. Couch is qualified to serve on our Board because of his financial and investment background and his deep knowledge of and involvement in Kentucky and the Appalachian region.
Hollie P. Harris, age 49, has served as a member of AppHarvest’s Board since November 2022. Ms. Harris has served in various roles of increasing responsibility at Appalachian Regional Healthcare, Inc., a not-for-profit healthcare system, including as President and Chief Executive Officer since May 2021 and as Vice President of Corporate Strategy and Chief Strategy Officer from August 2005 to May 2021. Ms. Phillips received a B.A. in Biology from the University of Richmond and a M.H.A. from Virginia Commonwealth University.
We believe that Ms. Harris is qualified to serve on our Board because of her extensive executive, operational and strategic experience and her deep knowledge and involvement in Kentucky and the Appalachian region.
David Lee, age 51, has served as a member of AppHarvest’s Board since August 2020. Mr. Lee is Chief Executive Officer of IronOx. Mr. Lee served as AppHarvest’s President from January 2021 to November 2022. Mr. Lee serves as a director of Benson Hill, a publicly traded food technology company, since January 2021. From December 2015 to January 2021, Mr. Lee served as the Chief Financial Officer of Impossible Foods Inc. From December 2015 to March 2019, Mr. Lee also served as the Chief Operating Officer of Impossible Foods Inc. From 2014 to December 2015, Mr. Lee served as the Chief Financial Officer of Zynga Inc. Mr. Lee received a B.A. in Government from Harvard College and an M.B.A. from the University of Chicago.
We believe that Mr. Lee is qualified to serve on the Board because of his extensive executive, financial and operational expertise within the agriculture industry, including his experience as the chief financial officer of a public company.
R. Geof Rochester, age 63, has served as a member of AppHarvest’s Board since April 2021. Mr. Rochester currently serves as the Founder of and Strategic Advisor for GRC Advising, which he founded in January 2018. Mr. Rochester previously served as the Chief Marketing Officer of AppHarvest from August 2020 to April 2021, and as a consultant of AppHarvest from July 2019 to August 2020 and from April 2021 to September 2021. He also served as the Managing Director of The Nature Conservancy from July 2010 to December 2017 and as its Chief Marketing Officer from July 2010 to 2013. Mr. Rochester received a B.S. in Business Administration from Georgetown University and a M.B.A. from the Wharton School of the University of Pennsylvania.
We believe that Mr. Rochester is qualified to serve on our Board because of his thought leadership in corporate sustainability and social responsibility, philanthropy and marketing.
Martha Stewart, age 81, has served as a member of AppHarvest’s Board since May 2020. Ms. Stewart currently serves as the Chief Creative Officer of Marquee Brands, a privately-held luxury brand portfolio management company, a position she has held since June 2019. Ms. Stewart served as Chief Creative Officer of Sequential Brands Group Inc., a privately-held portfolio management company, from December 2015 to June 2019 and Founder and Chief Creative Officer of Martha Stewart Living Omnimedia, Inc., a multi-channel lifestyle company, from 1996 until its sale to Sequential Brands Group Inc. in December 2015. Ms. Stewart received a B.A. in European History and Architectural History from Barnard College.
We believe that Ms. Stewart is qualified to serve on our Board because of her deep executive experience leading global food and retail companies.
J. Kevin Willis, age 57, has served as a member of AppHarvest’s Board since February 2022. Mr. Willis is Senior Vice President and Chief Financial Officer of Ashland Global Holdings Inc., a public company, since September 2016. Mr. Willis held the same positions at Ashland Inc. and served in such capacities since May 2013. Mr. Willis received a bachelor’s degree in accounting from Eastern Kentucky University and an M.B.A. from the Kellogg Graduate School of Management at Northwestern University.
We believe that Mr. Willis is qualified to serve on our Board because of his financial expertise and extensive executive experience.

THE BOARD UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THE ELECTION OF EACH OF THE NAMED NOMINEES ABOVE, WHICH IS

DESIGNATED AS PROPOSAL NO. 1.
Board Diversity Matrix (As of April 12, 2023)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity	2	4
Directors
Part II: Demographic Background
African American or Black		1
Alaskan Native or Native American
Asian		2
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	2	1
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background	3
Our Board Diversity Matrix as of March 18, 2022 can be found in our proxy statement for the 2022 Annual Meeting filed with the SEC on April 1, 2022.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Family Relationships
There are no family relationships among any of our directors or executive officers.
Director Independence
As required under Nasdaq listing standards, a majority of the members of a listed company’s Board must qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
The Board has reviewed of the independence of each director. Based on information provided by each director concerning her or his background, employment and affiliations, the Board determined that none of the directors, other than Messrs. Webb, Lee, Martin and Rochester, has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of the directors is “independent” as that term is defined under the Nasdaq listing standards. Ciara Burnham, Patrick Halfmann, Robert Laikin, Anna Mason and Jeffrey Ubben were each previously determined to be independent during their respective time on the Board. In making these determinations, the Board considered all facts and circumstances the Board deemed relevant in determining their independence.
Board Leadership Structure
Our Corporate Governance Guidelines specify that the Board will select our Chief Executive Officer and Chairperson in the manner that it determines to be in the best interests of our stockholders and in accordance with any stockholder agreements. The Company does not believe there should be a fixed rule regarding the positions of Chief Executive Officer and Chairperson being held by different individuals, or whether the Chairperson should be an employee of the Company or should be elected from among the non-employee directors. The needs of the Company and the individuals available to assume these roles may require different outcomes at different times, and the Board believes that retaining flexibility in these decisions is in the best interests of the Company. The Nominating and Corporate Governance Committee periodically reviews this matter and makes recommendations to the Board. Most recently, the Nominating and Corporate Governance Committee has recommended, and the Board has determined, that the roles of Chief Executive Officer and Chairperson be combined. The Board is chaired by Mr. Webb, our Chief Executive Officer. The Board believes that it is advantageous to have a Chairperson with significant history with, and extensive knowledge of, our company, as is the case with Mr. Webb. Our Board believes its leadership structure has not affected its administration of its risk oversight function.
Our Corporate Governance Guidelines further specify that in the event that we do not have an independent Chairperson, the independent directors may designate a lead independent director. The Board has appointed Mr. Bhatraju as lead independent director in order to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to Mr. Webb’s leadership as the combined Chief Executive Officer and Chairperson. The lead independent directors’ duties include: (i) presiding at all meetings of the Board at which the Chairperson is not present, including executive sessions of the independent directors; (ii) acting as liaison between the independent directors and the Chief Executive Officer and Chairperson; (iii) presiding over meetings of the independent directors; (iv) consulting with the Chairperson in planning and setting schedules and agendas for Board meetings; and (v) performing such other functions as the Board may delegate. As a result, we believe that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, we believe that the lead independent director serves as a conduit between the other independent directors and the Chairperson, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors.
Role of the Board in Risk Oversight
One of the key functions of the Board is the informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure and the Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee will also monitor compliance with legal and regulatory requirements. The Compensation Committee assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements. The Sustainability Committee reviews and assesses key initiatives, engagements, and proposals related to material environmental, social and governance (“ESG”) matters, including with respect to climate-related and other risk and analysis of trends in ESG-performance-enhancing innovations.
Environmental, Social and Governance
AppHarvest is both a public benefit corporation (“PBC”) and a certified B Corporation because we believe in collective benefit over individual gain. We believe growing healthy fruits and vegetables are good business, and new technologies can deliver cleaner produce with safer growing methods, which we believe benefits all stakeholders. We are all in this together, for good.
Public benefit corporations are for-profit corporations and, under Delaware law, our directors have a duty to balance the financial interests of stockholders, the best interests of those materially affected by our conduct (including our stockholders, employees, communities, customers and suppliers), and the specific public benefits identified in our second amended and restated certificate of incorporation (the “Certificate of Incorporation”) when making decisions. Our Certificate of Incorporation includes three specific public benefit goals:
•	Goal 1 Drive positive environmental change in agriculture
•	Goal 2 Empower individuals in Appalachia
•	Goal 3 Improve the lives of our employees and the communities in which we operate
In early 2021, we launched our first Materiality Assessment with Business for Social Responsibility (“BSR”) to further assess which ESG issues are most important to AppHarvest’s stakeholders and our business success. Our stakeholders include farmers, employees, regional economic development organizations, retailers, sustainability experts at BSR, suppliers, local communities, and our internal senior management and Board members.
While our PBC charter-specific goals broadly relate to our corporate purpose and inform all other ESG efforts, our materiality assessment (which also incorporates Sustainability Accounting Standards Board standards, now the Value Reporting Foundation) and B Corporation assessment will inform our specific ESG strategies. Our ESG key performance indicators (“KPIs”) will align with our material issues to measure our progress. Our first full year of operations ending on December 31, 2021 serves as our baseline year for reporting ESG KPIs.
More information on our key ESG programs, goals and commitments, and key metrics can be found in our 2021 sustainability report, which is available on our website www.appharvest.com. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this proxy statement.
While we believe all of our ESG goals align with our long-term growth strategy and financial and operational priorities, they are aspirational and may change, and there is no guarantee or promise that they will be met or that they will not hinder financial or operational performance.
Meetings of The Board and Its Committees
The Board met seven times during the fiscal year ended December 31, 2022. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee met six, four and five times, respectively, during the fiscal year ended December 31, 2022. The Sustainability Committee, which is not a standing committee and meets only when its members deem a meeting necessary or appropriate. Each director attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the fiscal year ended December 31, 2022 for which he or she was a director or committee member.

Information Regarding Committees of the Board
The Board has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Sustainability Committee. The following table provides membership information for each of these Board committees for the fiscal year ended December 31, 2022:
Name	Audit	Compensation	Nominating and Corporate Governance	Sustainability
Kiran Bhatraju		X*		X*
Ciara A. Burnham(1)	X		X*
Greg Couch	X		X*
Patrick Halfmann(2)	X
Hollie P. Harris(3)	X		X	X
Bob Laikin(4)		X	X	X
Anthony Martin(5)	X
Anna Mason(6)		X		X
Martha Stewart		X
Jeff Ubben(7)		X	X
J. Kevin Willis(8)	X*	X	X
*	Committee Chairperson
(1)	Ms. Burnham resigned from the Board and all committees effective October 18, 2022.
(2)	Mr. Halfmann resigned from the Board and the Audit Committee effective September 2022.
(3)	Ms. Harris was appointed to the Board and the Audit Committee and the Sustainability Committee effective November 2, 2022.
(4)	Mr. Laikin resigned from the Board and all committees effective February 7, 2022.
(5)
Mr. Martin was appointed to the Board and the Audit Committee effective October 21, 2022. Mr. Martin resigned from the Audit Committee effective January 3, 2023 in connection with his appointment as our Chief Operating Officer.

(6)	Ms. Mason resigned from the Board and all committees effective October 27, 2022.
(7)	Mr. Ubben resigned from the Board and all committees effective March 3, 2022.
(8)	Mr. Willis was appointed to the Board and as chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee effective February 19, 2022.
Below is a description of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board. Pursuant to the Company’s Bylaws, the Board may establish such other committees as may be permitted by law. We have a Sustainability Committee, which is not a standing committee and meets only when its members deem a meeting necessary or appropriate. We have also provided a description of our Sustainability Committee below.
Each of the committees operates pursuant to a written charter and each committee reviews and assesses the adequacy of its charter and submits its charter to the Board for approval. The written charters of the committees are available at the investors section of our website at www.appharvest.com. The inclusion of our website address here and elsewhere in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.
Audit Committee
The Audit Committee currently consists of Messrs. Willis and Couch and Ms. Harris, each of whom the Board has determined satisfies the independence requirements under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chairperson of the Audit Committee is Mr. Willis. Ms. Burnham and Messers. Halfmann and Martin were each a member of the Audit Committee during the fiscal year ended December 31, 2022, and departed October 18, 2022, September 1, 2022, and January 3, 2023, respectively. Each member of the Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Board has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector. In addition, the Board has determined that Mr. Willis qualifies as an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The primary purpose of the Audit Committee is to discharge the responsibilities of the Board with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee the independent registered public accounting firm. Specific responsibilities of the Audit Committee include:
•	helping the Board oversee corporate accounting and financial reporting processes;
•	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit the financial statements;
•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, the interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviewing related person transactions;
•
obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.
Our Audit Committee operates under a written charter that satisfies the applicable listing standards of Nasdaq and can be accessed in the Corporate Governance section of our website at www.appharvest.com. Our Audit Committee meets regularly in executive session.
Compensation Committee
The Compensation Committee currently consists of Messrs. Bhatraju and Willis and Ms. Stewart. The chairperson of the Compensation Committee is Mr. Bhatraju. Ms. Mason was a member of the Compensation Committee during the fiscal year ended December 31, 2022 and resigned effective October 31, 2022. The Board has determined that each member of the Compensation Committee is independent under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The primary purpose of the Compensation Committee is to discharge the responsibilities of the Board in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the Compensation Committee include:
•	reviewing and approving the compensation of the chief executive officer, other executive officers and senior management;
•	administering the equity incentive plans and other benefit programs;
•
reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for the executive officers and other senior management; and

•	reviewing and establishing general policies relating to compensation and benefits of the employees, including the overall compensation philosophy.
Our Compensation Committee operates under a written charter that satisfies the applicable listing standards of Nasdaq and can be accessed in the Corporate Governance section of our website at www.appharvest.com.
Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the chairperson of the Compensation Committee, in consultation with our Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisers or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his own compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisers and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after assessing the independence of such person in accordance with SEC and Nasdaq requirements that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
The Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, our Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted.
Our Compensation Committee makes most of the significant adjustments to annual compensation, determines bonus and equity awards, and establishes new performance objectives at one or more meetings held during the first quarter of the year. Our Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year.
We have designed our executive compensation program to attract, motivate and retain a team of highly qualified executives who will drive innovation and business success. To inform executive compensation decisions and ensure the competitiveness of our executive compensation programs and decisions, our Compensation Committee benchmarks our executive compensation against the total executive compensation of a peer group of companies. With respect to director compensation matters, our Compensation Committee makes recommendations to our Board and our Board determines and sets director compensation. For all executives and directors, as part of its deliberations, the Compensation Committee may also review and consider, as appropriate, materials such as executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee currently consists of Ms. Harris and Messrs. Couch and Willis. The chairperson of the Nominating and Corporate Governance Committee is Mr. Couch. Ms. Burnham was a member of the Nominating and Corporate Governance Committee during the fiscal year ended December 31, 2022 and resigned effective October 18, 2022. All members of the Nominating and Corporate Governance Committee are independent under the Nasdaq listing standards. Specific responsibilities of the Nominating and Corporate Governance Committee include:
•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the Board;
•	considering and making recommendations to the Board regarding the composition and chairpersonship of the committees of the Board;
•	reviewing and recommending to the board the compensation paid to the directors;
•	instituting plans or programs for the continuing education of the Board and orientation of new directors;
•	reviewing, evaluating and recommending to the Board succession plans for our executive officers;

•	developing and making recommendations to the Board regarding corporate governance guidelines and matters, including in relation to corporate social responsibility; and
•	overseeing periodic evaluations of the performance of the Board, including our individual directors and committees.
Our Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable listing standards of Nasdaq and can be accessed in the Corporate Governance section of our website at www.appharvest.com.
Our Board determines the appropriate characteristics, skills and experience for the Board as a whole and for its individual members. The Board considers recommendation for nominees from the Nominating and Corporate Governance Committee. The Board, and in turn the Nominating and Corporate Governance Committee, consider the minimum general criteria below, and may add any specific additional criteria with respect to specific searches, in selecting candidates and existing directors for serving on the Board. An acceptable candidate may not fully satisfy all of the criteria, but is expected to satisfy nearly all of them. The Board believes that candidates for director should have certain minimum qualifications, including the highest person integrity and ethics, the ability to read and understand basic financial statements, understand AppHarvest’s industry and being older than 21.
In considering candidates recommended by the Nominating and Corporate Governance Committee, the Board intends to consider other factors, such as: (i) possessing relevant expertise upon which to be able to offer advice and guidance to management; (ii) having sufficient time to devote to the affairs of AppHarvest; (iii) demonstrating excellence in his or her field; (iv) having the ability to exercise sound business judgment; (v) experience as a board member or executive officer of another publicly held company; (vi) having a diverse personal background, perspective and experience; and (vii) having the commitment to rigorously represent the long-term interests of AppHarvest’s stakeholders consistent with AppHarvest’s PBC status.
The Board and the Nominating and Corporate Governance Committee reviews candidates for director nomination in the context of the current composition of the Board, our operating requirements, and the long-term interests of AppHarvest’s stakeholders. In conducting this assessment, the Board and the Nominating and Corporate Governance Committee consider diversity (including diversity of gender, ethnic background and country of origin), age, skills and other factors that it deems appropriate to maintain a balance of knowledge, experience, and capability on the Board. For incumbent directors, the Board reviews those directors’ overall service to AppHarvest during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Board also determines whether the nominee must be independent for Nasdaq purposes.
Generally, our Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, using search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, questionnaires, background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. We have no formal policy regarding board diversity. Our Nominating and Corporate Governance Committee’s priority in selecting board members is identification of persons who will further the interests of our company through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, and professional and personal experiences and expertise relevant to our growth strategy.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by providing timely notice in writing to our Corporate Secretary at c/o AppHarvest, Inc., 500 Appalachian Way, Morehead, Kentucky 40351. To be timely, we must receive the notice not less than 90 days nor more than 120 days prior to the anniversary of the prior year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, we must receive the stockholder’s notice (i) no earlier than the close of business on the 120th day prior to the proposed date of the annual meeting and (ii) no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which we first make a public announcement of the date of the annual meeting. Submissions must include the specific information required in Section 5 of our Bylaws. For additional information about our director nomination requirements, please see our Bylaws.
Sustainability Committee
The Sustainability Committee currently consists of Mr. Bhatraju and Ms. Harris. Mr. Halfmann was a member of the Sustainability Committee for the year ended December 31, 2022, and resigned effective September 1, 2022. The chairperson of the Sustainability Committee is Mr. Bhatraju. The primary purpose of our Sustainability Committee is to:
•	assist the Board in overseeing the Company’s policies and programs related to corporate and social responsibility maters, with a particular emphasis on sustainability and other environmental matters;
•	recommend corporate and social responsibility policies and procedures appropriate to the Company; and
•	assist the Board in such other matters related to environmental, social, and governance matters as may be delegated to it.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to, among other things, board composition and selection including diversity, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines are available in the investors section of our website at www.appharvest.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into and does not form a part of this Proxy Statement.
Policy Regarding Hedging of Our Common Stock
Our Insider Trading Policy prohibits our employees, executive officers and directors from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our stock at any time. In addition, none of our officer, director, other employee or consultant may margin, or make any offer to margin, or otherwise pledge as security, any of our stock, including without limitation, borrowing against such stock, at any time.
Stockholder Communications with the Board
Our stockholders wishing to communicate with the Board or an individual director may send a written communication to the Board or such director c/o 500 Appalachian Way, Morehead, KY 40351, Attn: Corporate Secretary. The Corporate Secretary will review each communication. The Corporate Secretary will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Corporate Secretary will discard the communication or inform the proper authorities, as may be appropriate.
Report of the Audit Committee of the Board
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2022 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022.
J. Kevin Willis (Chairperson)
Hollie P. Harris
Greg Couch
The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any of our filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL NO. 2 – RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has selected Ernst & Young LLP (“EY”), as our independent registered public accounting firm for the fiscal year ending December 31, 2023 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of EY are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of EY as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of EY to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain EY. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.
Vote Required
The affirmative vote of the holders of a majority of the shares present by virtual attendance or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of EY.
CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Dismissal of Marcum LLP
As previously disclosed, in connection with the closing of the Business Combination on January 29, 2021, Marcum LLP (“Marcum”) was dismissed as our independent registered public accounting firm. This decision was approved by the Board. Marcum served as the independent registered public accounting firm for Novus prior to the Business Combination.
Marcum’s report of independent registered public accounting firm dated January 29, 2021 on the Novus consolidated balance sheet as of December 31, 2020, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the period from March 5, 2020 (Novus’s inception) through December 31, 2020 and the related notes to the financial statements did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles, except for an explanatory paragraph in such report regarding substantial doubt about the Company’s ability to continue as a going concern. During the period from March 5, 2020 (Novus’s inception) through December 31, 2020 and the subsequent interim period through January 29, 2021, there were no “disagreements” (as such term is defined in Item 304(a)(1) of Regulation S-K) with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference thereto in its reports on Novus’s financial statements for such periods. During the period from March 5, 2020 (Novus’s inception) through December 31, 2020 and the subsequent interim period through January 29, 2021, there have been no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).
We provided Marcum with a copy of the disclosures we made pursuant to Item 4.01 in our Current Report on Form 8-K filed with the SEC on February 2, 2021 and requested that Marcum furnish a letter addressed to the SEC which is filed as Exhibit 16.1 to such Current Report on Form 8-K, stating whether it agrees with such disclosures, and, if not, stating the respects in which it does not agree.
Appointment of Ernst & Young LLP
In connection with the closing of the Business Combination on January 29, 2021, the Board approved the appointment of EY as our independent registered public accounting firm. EY served as the independent registered accounting firm for Legacy AppHarvest prior to the Business Combination.
During the period from March 5, 2020 (Novus’s inception) through December 31, 2020 and the subsequent interim period through January 29, 2021, (i) the Company did not both (a) consult with EY as to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements and (b) receive a written report or oral advice that EY concluded was an important factor considered by the Company in reaching a decision as to such accounting, auditing, or financial reporting issue; and (ii) the Company did not consult EY on any matter that was either the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).
PRINCIPAL ACCOUNTANT FEES AND SERVICES
As described above, EY was appointed as our independent registered accounting firm in January 2021, upon the dismissal of Marcum. EY has audited the financial statements of Legacy AppHarvest since 2020. Under this method of accounting, Novus was treated as the “acquired” company for financial reporting purposes in the Business Combination. The fees of EY presented below are not representative of the fees to be billed by EY for the Company as a public company but are presented solely to provide our stockholders with a basis to understand our historical relationship with EY.
The following tables present the aggregate fees billed by EY and Marcum to us (including Legacy AppHarvest, in the case of EY) for the fiscal years ended December 31, 2022 and 2021.
Ernst & Young LLP
	December 31,
	2022	2021
	(in thousands)
Audit Fees(1)	1,070	$1,112
Audit-Related Fees(2)	23	125
Tax Fees(3)	152	57
All Other Fees	—	—
Total Fees	$1,245	$1,294
(1)
Audit fees for 2022 consisted of fees billed for professional services rendered for the audit of AppHarvest, Inc.'s 2022 consolidated financial statements, the reviews of 2022 interim condensed consolidated financial statements, audit services provided in connection with other regulatory filings and offerings, and statutory audits for certain AppHarvest, Inc. subsidiaries. Audit fees for 2021 consisted of fees billed for professional services rendered for the audit of AppHarvest, Inc.’s 2021 consolidated financial statements and internal control over financial reporting at December 31, 2021, the reviews of 2021 interim condensed consolidated financial statements, audit services in connection with the accounting for the Business Combination, and audit services provided in connection with other regulatory filings and offerings.

(2)	In 2022, Audit-Related Fees consisted of out of pocket expenses of Ernst & Young. Audit-related fees in 2021 relate to acquisition related due diligence services.
(3)	Tax fees in 2022 and 2021 consist of tax compliance and related activities.
Marcum
	December 31,
	2022	2021
	(in thousands)
Audit Fees(1)	$—	$150
Audit-Related Fees	—	—
Tax Fees(2)	—	8
All Other Fees	—	—
Total Fees	$—	$158
(1)	Audit fees in 2021 consisted of fees billed for professional services rendered for the audit of Novus’ restated 2020 financial statements.
(2)	Tax fees consisted of fees billed for professional services relating to tax compliance, tax planning and tax advice.
All fees incurred subsequent to the closing of the Business Combination in January 2021 were pre-approved by our Audit Committee.
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of EY as our independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm.

On an ongoing basis, management communicates specific projects and/or categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and scope of services and through discussions with EY and management, advises management if the Audit Committee approves the engagement of EY. The Audit Committee authorizes its Chair to pre-approve all non-audit services on behalf of the Audit Committee during periods between regularly scheduled meetings, subject to ratification by the Audit Committee. On a periodic basis, management and/or EY reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The services performed by EY may include audit services, audit-related services, tax services, and, in limited circumstances, other services.
During each of the years ended December 31, 2022 and 2021, the Audit Committee approved all of the services provided by EY in accordance with the foregoing policies and procedures. The Audit Committee has determined that the rendering of services other than audit services by EY is compatible with maintaining the principal accountant’s independence.
THE BOARD UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023, WHICH IS DESIGNATED AS PROPOSAL NO. 2.

PROPOSAL NO. 3 – NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION VOTE
In accordance with the requirements of Section 14A of the Exchange Act, we are asking our stockholders to cast an advisory vote at our Annual Meeting to approve the compensation of our NEOs, as disclosed in this Proxy Statement. This is commonly referred to as a “Say-on-Pay” proposal.
You are encouraged to review the section titled “Executive Compensation,” which provide a comprehensive review of our executive compensation program and its elements, objectives and rationale.
The vote on this resolution is not intended to address any specific element of compensation, rather the vote relates to the compensation of our named executive officers in its totality, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.
In accordance with Section 14A of the Exchange Act rules, stockholders are asked to approve the following non-binding resolution:
“RESOLVED, that the Company’s stockholders hereby approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2023 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”
Vote Required
The approval of this non-binding proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present at the meeting (by virtual attendance) or by proxy and entitled to vote thereon.
Since this proposal is an advisory vote, the result will not be binding on our Board or our Compensation Committee. However, our Board values our stockholders’ opinions, and our Board and our Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions. Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of our named executive officers, the next scheduled Say-on-Pay vote will be at the Company’s 2024 Annual Meeting of Stockholders.
THE BOARD UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE APPROVAL OF THE NON-BINDING RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION, WHICH IS DESIGNATED AS PROPOSAL NO. 3.

PROPOSAL NO. 4 — BACKGROUND
Our Board has unanimously approved a series of alternate amendments to our Certificate of Incorporation which would effect a reverse stock split (“Reverse Stock Split”) of all issued and outstanding shares of our common stock, at a ratio ranging from one-for-ten (1:10) to one-for-twenty (1:20), inclusive.
Accordingly, effecting a Reverse Stock Split would reduce the number of outstanding shares of our common stock. The effectiveness of any one of these amendments and the abandonment of the other amendments, or the abandonment of all of these amendments, will be determined by our Board following the 2023 Annual Meeting and prior to the date of our 2024 Annual Meeting of Stockholders. Our Board has recommended that these proposed amendments be presented to our stockholders for approval.
Our stockholders are being asked to approve these proposed amendments pursuant to this Proposal 4, and to grant authorization to our Board to determine, in its discretion, whether to implement a Reverse Stock Split, including its specific timing and ratio, and if (and only if) a Reverse Stock Split is implemented.
Should we receive the required stockholder approvals for this Proposal 4, our Board will have the sole authority to elect, at any time on or prior to the date of our 2024 Annual Meeting of Stockholders, and without the need for any further action on the part of our stockholders: (1) whether to effect a Reverse Stock Split, and (2) if so, the number of whole shares of our common stock, between and including ten and twenty, that will be combined into one share of our common stock.
Notwithstanding approval of this Proposal 4 by our stockholders, our Board may, in its sole discretion, abandon the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect any Reverse Stock Split, as permitted under Section 242(c) of the General Corporation Law of the State of Delaware. If our Board does not implement a Reverse Stock Split on or prior to the date of our 2024 Annual Meeting of Stockholders, stockholder approval would again be required prior to implementing any Reverse Stock Split.
By approving Proposal 4, our stockholders will: (a) approve a series of alternate amendments to our Certificate of Incorporation pursuant to which any whole number of outstanding shares of common stock between and including ten (10) and twenty (20) could be combined into one share of common stock; and (b) authorize our Board to file only one such amendment, as determined by the Board in its sole discretion, and to abandon each amendment not selected by the Board. Our Board may also elect not to undertake any Reverse Stock Split and therefore abandon all amendments.

PROPOSAL 4 — REVERSE STOCK SPLIT PROPOSAL
Our Board has adopted and is recommending that our stockholders approve a series of alternate amendments to our Amended and Restated Certificate of Incorporation to effect a Reverse Stock Split. The text of the proposed form of Certificate of Amendment to our Certificate of Incorporation, which we refer to as the Reverse Split Certificate of Amendment, is attached hereto as Appendix A.
We are proposing that our Board have the discretion to select the Reverse Stock Split ratio from within a range between and including one-for-ten (1:10) and one-for-twenty (1:20), rather than proposing that stockholders approve a specific ratio at this time, in order to give our Board the flexibility to implement a Reverse Stock Split at a ratio that reflects the Board’s then-current assessment of the factors described below under “—Criteria to be Used for Determining Whether to Implement the Reverse Stock Split.” If the Board decides to implement a Reverse Stock Split, we will file the Reverse Split Certificate of Amendment with the Secretary of State of the State of Delaware and the Reverse Stock Split will be effective when it is filed with the Secretary of State of the State of Delaware, or such later time as is chosen by the Board and set forth in the Reverse Split Certificate of Amendment. Except for adjustments that may result from the treatment of fractional shares as described below, each of our stockholders will hold the same percentage of our outstanding common stock immediately following the Reverse Stock Split as such stockholder holds immediately prior to the Reverse Stock Split.
Reasons for Reverse Stock Split
To maintain our listing on The Nasdaq Global Select Market. By potentially increasing our stock price, the Reverse Stock Split would reduce the risk that our common stock could be delisted from The Nasdaq Global Select Market. To continue our listing on The Nasdaq Global Select Market, we must comply with Nasdaq Marketplace Rules, which requirements include a minimum bid price of $1.00 per share. On April 18, 2023, we were notified by the Nasdaq Stock Market that we do not comply with the $1.00 minimum bid price requirement as our common stock had traded below the $1.00 minimum bid price for 30 consecutive days. We were automatically provided with a 180 calendar-day period, ending on October 16, 2023, within which to regain compliance. To regain compliance, our common stock must close at or above the $1.00 minimum bid price for at least 10 consecutive days or more. If we do not regain compliance by October 16, 2023, we may be eligible for an additional 180 calendar-day compliance period if we elect to transfer to The Nasdaq Capital Market. To qualify, we would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Global Market, with the exception of the bid price requirement, and would need to provide written notice of its intention to cure the bid price deficiency during the second compliance period. Our failure to regain compliance during this period could result in delisting.
The Board has considered the potential harm to us and our stockholders should Nasdaq delist our common stock from The Nasdaq Stock Market. Delisting could adversely affect the liquidity of our common stock since alternatives, such as the OTC Bulletin Board and the pink sheets, are generally considered to be less efficient markets. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our common stock on an over-the-counter market. Many investors likely would not buy or sell our common stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or for other reasons.
The Board believes that the proposed Reverse Stock Split is a potentially effective means for us to maintain compliance with the $1.00 minimum bid requirement and to avoid, or at least mitigate, the likely adverse consequences of our common stock being delisted from The Nasdaq Stock Market by producing the immediate effect of increasing the bid price of our common stock.
To potentially improve the marketability and liquidity of our common stock. Our Board believes that the increased market price per share of our common stock expected as a result of implementing a Reverse Stock Split could improve the marketability and liquidity of our common stock and encourage interest and trading in our common stock.
1.
Stock Price Requirements: We understand that many brokerage houses, institutional investors and funds have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers or by restricting or limiting the ability to purchase such stocks on margin. Additionally, a Reverse Stock Split could help increase analyst and broker interest in our common stock as their internal policies might discourage them from following or recommending companies with low stock prices.

2.
Stock Price Volatility: Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers.

3.
Transaction Costs: Investors may be dissuaded from purchasing stocks below certain prices because brokers’ commissions, as a percentage of the total transaction value, can be higher for low-priced stocks.

Criteria to be Used for Determining Whether to Implement Reverse Stock Split
In determining whether to implement the Reverse Stock Split and which Reverse Stock Split ratio to implement, if any, following receipt of stockholder approval of Proposal 4, our Board may consider, among other things, various factors, such as:
•	the historical trading price and trading volume of our common stock;
•	the then-prevailing trading price and trading volume of our common stock and the expected impact of the Reverse Stock Split on the trading market for our common stock in the short- and long-term;
•	the continued listing requirements for our common stock on The Nasdaq Stock Market;
•	which Reverse Stock Split ratio would result in the least administrative cost to us; and
•	prevailing general market and economic conditions.
The failure of our stockholders to approve Proposal 4 could have serious, adverse effects on us and our stockholders. We could be delisted from The Nasdaq Stock Market because shares of our common stock may continue to trade below the requisite $1.00 per share bid price needed to maintain our listing. If The Nasdaq Stock Market delists our common stock, our shares may then trade on the OTC Bulletin Board or other small trading markets, such as the pink sheets. In that event, our common stock could trade thinly as a microcap or penny stock, adversely decrease to nominal levels of trading and be avoided by retail and institutional investors, resulting in the impaired liquidity of our shares.
Certain Risks and Potential Disadvantages Associated with Reverse Stock Split
We cannot assure you that the proposed Reverse Stock Split will increase our stock price and have the desired effect of maintaining compliance with Nasdaq Marketplace Rules. The Board expects that the Reverse Stock Split will increase the market price of our common stock so that we may be able to regain and maintain compliance with the Nasdaq $1.00 minimum bid price requirement. However, the effect of the Reverse Stock Split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in like circumstances is varied, particularly since some investors may view a reverse stock split negatively. It is possible that the per share price of our common stock after the Reverse Stock Split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the Reverse Stock Split, and the market price per post-Reverse Stock Split share may not exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time, and the Reverse Stock Split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks. In addition, although we believe the Reverse Stock Split may enhance the desirability of our common stock to certain potential investors, we cannot assure you that, if implemented, our common stock will be more attractive to institutional and other long term investors. Even if we implement the Reverse Stock Split, the market price of our common stock may decrease due to factors unrelated to the Reverse Stock Split. In any case, the market price of our common stock may also be based on other factors which may be unrelated to the number of shares outstanding, including our future performance. If the Reverse Stock Split is consummated and the trading price of the common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. Even if the market price per post-Reverse Stock Split share of our common stock remains in excess of $1.00 per share, we may be delisted due to a failure to meet other continued listing requirements, including Nasdaq requirements related to the minimum number of shares that must be in the public float, the minimum market value of the public float and the minimum number of “round lot” holders.
The proposed Reverse Stock Split may decrease the liquidity of our common stock and result in higher transaction costs. The liquidity of our common stock may be negatively impacted by a Reverse Stock Split, given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the stock price does not increase as a result of the Reverse Stock Split. In addition, if a Reverse Stock Split is implemented, it will increase the number of our stockholders who own “odd lots” of fewer than 100 shares of common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock. Accordingly, a Reverse Stock Split may not achieve the desired results of increasing marketability and liquidity of our common stock described above.
The effective increase in the authorized number of shares of our common stock as a result of the Reverse Stock Split could have anti-takeover implications. The implementation of a Reverse Stock Split will result in an effective increase in the authorized number of shares of our common stock relative to the number of shares outstanding, which could, under certain circumstances, have anti-takeover implications. The additional shares of common stock that would become available for issuance if this Proposal 4 is approved and a Reverse Stock Split is implemented could be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or our management. For example, without further stockholder approval, the Board could adopt a “poison pill” which would, under certain circumstances related to an acquisition of our securities that is not approved by the Board, give certain holders the right to acquire additional shares of our common stock at a low price. The Board also could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this Proposal 4 has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), stockholders should be aware that approval of this Proposal 4 could facilitate future efforts by us to deter or prevent changes in control, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.
Principal Effects of Reverse Stock Split
After the effective date of any Reverse Stock Split that our Board elects to implement, each stockholder will own a reduced number of shares of common stock. However, any Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in AppHarvest, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share as described below. Voting rights and other rights and preferences of the holders of our common stock will not be affected by a Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to a Reverse Stock Split would continue to hold 2% of the voting power of the outstanding shares of our common stock immediately after such Reverse Stock Split. The number of stockholders of record will not be affected by a Reverse Stock Split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after such Reverse Stock Split).
The principal effects of a Reverse Stock Split will be that:
•	each ten to twenty shares of our common stock owned by a stockholder (depending on the Reverse Stock Split ratio selected by the Board), will be combined into one new share of our common stock;
•
no fractional shares of common stock will be issued in connection with any Reverse Stock Split; instead, holders of common stock who would otherwise receive a fractional share of common stock pursuant to the Reverse Stock Split will receive cash in lieu of the fractional share as explained more fully below;

•
based upon the Reverse Stock Split ratio selected by the Board, proportionate adjustments will be made to the per share exercise price and/or the number of shares issuable upon the exercise or vesting of all then outstanding stock options, restricted stock units and warrants, which will result in a proportional decrease in the number of shares of our common stock reserved for issuance upon exercise or vesting of such stock options, restricted stock units and warrants, and, in the case of stock options and warrants, a proportional increase in the exercise price of all such stock options and warrants; and

•	the number of shares then reserved for issuance under our equity compensation plans will be reduced proportionately based upon the Reverse Stock Split ratio selected by the Board.

The following table contains approximate information, based on share information as of April 12, 2023, relating to our outstanding common stock based on the proposed Reverse Stock Split ratios (without giving effect to the treatment of fractional shares):
Status	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding	Number of Shares of Common Stock Reserved for Future Issuance	Number of Shares of Common Stock Authorized but Unissued and Unreserved
Pre-Reverse Stock Split	750,000,000	155,088,118	241,539,283	353,372,599
Post-Reverse Stock Split 1:10	750,000,000	15,508,812	24,153,928	39,662,740
Post-Reverse Stock Split 1:11	750,000,000	14,098,920	21,958,117	36,057,036
Post-Reverse Stock Split 1:12	750,000,000	12,924,010	20,128,374	33,052,283
Post-Reverse Stock Split 1:13	750,000,000	11,929,855	18,579,945	30,509,800
Post-Reverse Stock Split 1:14	750,000,000	11,077,723	17,252,806	28,330,529
Post-Reverse Stock Split 1:15	750,000,000	10,339,208	16,102,619	26,441,827
Post-Reverse Stock Split 1:16	750,000,000	9,693,007	15,096,205	24,789,213
Post-Reverse Stock Split 1:17	750,000,000	9,122,830	14,208,193	23,331,024
Post-Reverse Stock Split 1:18	750,000,000	8,616,007	13,418,849	22,034,856
Post-Reverse Stock Split 1:19	750,000,000	8,162,532	12,712,594	20,875,126
Post-Reverse Stock Split 1:20	750,000,000	7,754,405	12,076,964	19,831,369
After the effective date of any Reverse Stock Split that our Board elects to implement, our common stock would have a new committee on uniform securities identification procedures, or CUSIP number, a number used to identify our common stock.
Our common stock is currently registered under Section 12(b) of the Securities Exchange Act, and we are subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The implementation of any proposed Reverse Stock Split will not affect the registration of our common stock under the Exchange Act. Our common stock would continue to be listed on The Nasdaq Global Select Market under the symbol “APPH” immediately following the Reverse Stock Split, although it is likely that Nasdaq would add the letter “D” to the end of the trading symbol for a period of twenty trading days after the effective date of the Reverse Stock Split to indicate that the Reverse Stock Split had occurred.
Effective Date
The proposed Reverse Stock Split would become effective at 5:00 p.m., Eastern time, on the date of filing of a Reverse Split Certificate of Amendment with the office of the Secretary of State of the State of Delaware, or such later date as is chosen by the Board and set forth in the Certificate of Amendment, which date we refer to in this Proposal 4 as the Reverse Split Effective Date. Except as explained below with respect to fractional shares, effective as of 5:00 p.m., Eastern time, on the Reverse Split Effective Date, shares of common stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of us or our stockholders, into a lesser number of new shares of our common stock in accordance with the Reverse Stock Split ratio determined by our Board within the limits set forth in this Proposal 4.
Cash Payment In Lieu of Fractional Shares
No fractional shares of common stock will be issued as a result of any Reverse Stock Split. Instead, in lieu of any fractional shares to which a holder of common stock would otherwise be entitled as a result of the Reverse Stock Split, AppHarvest will pay cash (without interest) equal to such fraction multiplied by the average of the closing sales prices of the common stock on The Nasdaq Global Market during regular trading hours for the five consecutive trading days immediately preceding the Reverse Split Effective Date (with such average closing sales prices being adjusted to give effect to the Reverse Stock Split). After the Reverse Stock Split, a stockholder otherwise entitled to a fractional interest will not have any voting, dividend or other rights with respect to such fractional interest except to receive payment as described above.
As of April 12, 2023, there were 57 stockholders of record of our common stock, which number of record holders includes those holders who are deemed record holders for purposes of the Exchange Act. Upon stockholder approval of this Proposal 4, if our Board elects to implement the proposed Reverse Stock Split, stockholders owning, prior to the Reverse Stock Split, less than the number of whole shares of common stock that will be combined into one share of common stock in the Reverse Stock Split would no longer be stockholders. For example, if a stockholder held five shares of common stock immediately prior to the Reverse Stock Split and the Reverse Stock Split ratio selected by the Board was 1:10, then such stockholder would cease to be a stockholder of AppHarvest following the Reverse Stock Split and would not have any voting, dividend or other rights except to receive payment for the fractional share as described above. In addition, we do not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.
Record and Beneficial Stockholders
If this Proposal 4 is approved by our stockholders and our Board elects to implement a Reverse Stock Split, stockholders of record holding all of their shares of our common stock electronically in book-entry form under the direct registration system for securities will be automatically exchanged by the exchange agent and will receive a transaction statement at their address of record indicating the number of new post-split shares of our common stock they hold after the Reverse Stock Split along with payment in lieu of any fractional shares. Non-registered stockholders holding common stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Reverse Stock Split than those that would be put in place by us for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.
If this Proposal 4 is approved by our stockholders and our Board elects to implement a Reverse Stock Split, stockholders of record holding some or all of their shares in certificate form will receive a letter of transmittal from AppHarvest or its exchange agent, as soon as practicable after the effective date of the Reverse Stock Split. Our transfer agent is expected to act as “exchange agent” for the purpose of implementing the exchange of stock certificates. Holders of pre-Reverse Stock Split shares will be asked to surrender to the exchange agent certificates representing pre-Reverse Stock Split shares in exchange for post-Reverse Stock Split shares and payment in lieu of fractional shares (if any) in accordance with the procedures to be set forth in the letter of transmittal. No new post-Reverse Stock Split share certificates will be issued to a stockholder holding shares in certificate form until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.
STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.
Accounting Consequences
The par value per share of our common stock would remain unchanged at $0.0001 per share after any Reverse Stock Split. As a result, on the Reverse Split Effective Date, the stated capital on our balance sheet attributable to the common stock would be reduced proportionally, based on the actual Reverse Stock Split ratio, from its present amount, and the additional paid-in capital account would be credited with the amount by which the stated capital would be reduced. The per share common stock net income or loss and net book value would be increased because there would be fewer shares of common stock outstanding. The Reverse Stock Split would be reflected retroactively in our consolidated financial statements. We do not anticipate that any other accounting consequences would arise as a result of any Reverse Stock Split.
No Appraisal Rights
Our stockholders are not entitled to dissenters’ or appraisal rights under the General Corporation Law of the State of Delaware with respect to the proposed alternate amendments to our Amended and Restated Certificate of Incorporation to allow for a Reverse Stock Split and we will not independently provide the stockholders with any such right if any Reverse Stock Split is implemented.
Material Federal Income Tax Consequences
The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to certain U.S. Holders (as defined below) of our common stock, but does not purport to be a complete analysis of all potential tax effects. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder and administrative rulings, court decisions and other legal authorities related thereto, each as in effect as of the date of this proxy statement and all of which are subject to change or differing interpretations. Any such change or differing interpretation, which may or may not be retroactive, could alter the tax consequences to the stockholders described herein. This discussion is included for general informational purposes only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to a U.S. Holder.
The discussion below only addresses stockholders who hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally property held for investment). It does not address all aspects of U.S. federal income tax that may be relevant to a stockholder in light of such stockholder’s particular circumstances or to a stockholder subject to special rules, such as brokers or dealers in securities or foreign currencies, stockholders that are not U.S. Holders, regulated investment companies, real estate investment trusts, traders in securities who mark to market, banks, financial institutions or insurance companies, mutual funds, stockholders holding their stock through individual retirement or other tax-deferred accounts, tax exempt organizations, stockholders holding their stock as “qualified small business stock” pursuant to Section 1202 of the Code or as Section 1244 stock for purposes of the Code, stockholders who acquired their stock in connection with the exercise of warrants, stock options or stock purchase plans or other employee plans or compensatory arrangements, stockholders whose functional currency is not the U.S. dollar, partnerships or other entities classified as partnerships or disregarded entities for U.S. federal income tax purposes (or persons holding our common stock through such entities), stockholders who hold their stock as part of an integrated investment (including a “straddle,” a pledge against currency risk, a hedge or other “constructive” sale or “conversion” transaction) comprised of shares of our common stock and one or more other positions, stockholders who exercise dissenters’ or appraisal rights, or stockholders who may have acquired their stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code. In addition, this summary does not address any tax consequences other than certain U.S. federal income tax consequences of the Reverse Stock Split, including the tax consequences of the Reverse Stock Split under state, local or non-U.S. tax laws, or under estate, gift, excise or other non-income tax laws, the alternative minimum tax or the Medicare contribution tax on net investment income, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Reverse Stock Split (whether or not any such transactions are consummated in connection with the Reverse Stock Split) including, without limitation, the tax consequences to holders of options, warrants or similar rights to acquire our common stock.
For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of our common stock that is any of the following:
•	an individual who is a citizen or resident of the United States or someone treated as a U.S. citizen or resident for U.S. federal income tax purposes;
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) are authorized or have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

Our view regarding the tax consequences of the Reverse Stock Split is not binding with the Internal Revenue Service (“IRS”) or the courts. We have not sought, and do not intend to seek, any tax opinion from counsel or ruling from the IRS with respect to any of the statements made in this summary. There can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court. Accordingly, each stockholder should consult with such stockholder’s own tax advisor with respect to all of the potential tax consequences to such stockholder of the Reverse Stock Split.
STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ARISING UNDER U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences of the Reverse Stock Split
We intend to treat the Reverse Stock Split as a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder generally should not recognize gain or loss upon the Reverse Stock Split, except with respect to cash received in lieu of a fractional share of common stock (as described below). A U.S. Holder’s aggregate tax basis in the shares of common stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis of the shares of common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of common stock), and such U.S. Holder’s holding period for the shares of the common stock received should include the holding period for the shares of common stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of common stock surrendered to the shares of common stock received in a recapitalization pursuant to the Reverse Stock Split. U.S. Holders should consult their tax advisors as to application of the foregoing rules where shares of common stock were acquired at different times or at different prices.
Cash in Lieu of Fractional Shares
A U.S. Holder who receives cash in lieu of a fractional share of common stock pursuant to the Reverse Stock Split is expected to recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of the U.S. Holder’s tax basis in the shares of common stock surrendered that is allocated to such fractional share of common stock. Such capital gain or loss should be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock surrendered in the Reverse Stock Split exceeds one year at the time of the Reverse Stock Split. Long-term capital gains of noncorporate U.S. Holders are generally subject to preferential tax rates. There are limitations on the deductibility of capital losses under the Code.
Information Reporting and Backup Withholding
A holder of common stock may be subject to information reporting and backup withholding on cash paid in lieu of fractional shares in connection with the Reverse Stock Split. To avoid backup withholding, each holder of common stock that does not otherwise establish an exemption should provide its taxpayer identification number and comply with the applicable certification procedures. Holders of common stock should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, as well as the procedures for obtaining a credit or refund if backup withholding is imposed.
The preceding discussion is intended only as a summary of certain material U.S. federal income tax consequences of the Reverse Stock Split. It is not a complete analysis or discussion of all potential tax effects that may be important to a particular holder. All holders of our common stock should consult their own tax advisors as to the specific tax consequences of the Reverse Stock Split them, including record retention and tax-reporting requirements, and the applicability and effect of any federal, state, local and non-U.S. tax laws.
Vote Required
The affirmative vote of the holders of a majority of the outstanding shares of common stock will be required to approve this Proposal 4.
THE BOARD UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE APPROVAL OF THE REVERSE STOCK SPLIT, WHICH IS DESIGNATED AS PROPOSAL 4.

EXECUTIVE OFFICERS
Our executive officers as of the date of this proxy statement are as follows:
Name	Position
Jonathan Webb	Chief Executive Officer
Loren Eggleton	Chief Financial Officer
Anthony Martin	Chief Operating Officer
Biographical information for Messrs. Webb and Martin is included above with the director biographies under the caption “Nominees for Election for a Term Expiring at the 2023 Annual Meeting of Stockholders.”
Loren Eggleton, age 40, has served as AppHarvest’s Chief Financial Officer since November 2020 and previously served as AppHarvest’s Senior Vice President, Finance and Treasurer from September 2020 to November 2020 and AppHarvest’s Chief Financial Officer from July 2019 to September 2020. From January 2014 to July 2019, Mr. Eggleton served as Vice President of Finance for Famous Brands International. Mr. Eggleton received a B.S. in Accounting from the University of Kentucky and an M.S. in Accountancy from the University of Notre Dame — Mendoza College of Business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our shares of Common Stock as of the Record Date by:
•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of the shares of our Common Stock;
•	each of our named executive officers
•	each of our directors; and
•	all of our current executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable and RSUs that vest within 60 days. Options to purchase shares of our common stock that are exercisable within 60 days of the Record Date are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.
This table is based upon information supplied by officers, directors and principal securityholders and Schedules 13G or 13D filed with the SEC, as the case may be. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. Applicable percentages are based on 155,088,118 shares of Common Stock outstanding on the Record Date, adjusted as required by rules promulgated by the SEC.
	Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number of Shares	% of Total
5% Stockholders
Jonathan Webb	18,319,047	11.8%
BNP Paribas Asset Management UK Ltd.(2)	8,220,863	5.3%
Named Executive Officers and Directors
Jonathan Webb	18,319,047	11.8%
Loren Eggleton(3)	595,217	*
Kiran Bhatraju	554,036	*
Greg Couch	269,689	*
Hollie P. Harris	—	*
David Lee	561,140	*
Anthony Martin	—	*
R. Geof Rochester	34,289	*
Martha Stewart(4)	575,658	*
J. Kevin Willis	30,000	*
Julie Nelson	—	—
All current directors and executive officers as a group (10 individuals)(5)	20,939,076	13.4%
*	Less than 1%
(1)	Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o AppHarvest, Inc. 500 Appalachian Way, Morehead, KY 40351.
(2)
As reported on a Schedule 13G/A filed by BNP Paribas Asset Management UK Ltd. (“BNP”) on January 31, 2023. BNP has sole voting and dispositive power over the shares. The principal business address is 5 Aldermanbury Square, London, EX2V 7BP.

(3)	Consists of (i) 237,937 shares of Common Stock and (ii) 357,280 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of the Record Date.
(4)	Consists of (i) 3,373 shares of Common Stock and (ii) 572,285 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of the Record Date
(5)	Consists of (i) 20,009,511 shares of Common Stock and (ii) 929,565 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of the Record Date.

EXECUTIVE COMPENSATION
Our named executive officers for the fiscal year ended December 31, 2022 were:
•	Jonathan Webb, our Chief Executive Officer;
•	Loren Eggleton, our Chief Financial Officer;
•	David Lee, our former President, and
•	Julie Nelson, our former Chief Operating Officer
The Compensation Committee oversees the compensation policies, plans and programs and reviews and determines compensation to be paid to our named executive officers. The compensation policies we follow are intended to provide for compensation that is sufficient to attract, motivate and retain our executives and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value. Our executive compensation program is designed to align compensation with our business objectives and the creation of stockholder value, empowering individuals in Appalachia, driving positive environmental change in the agriculture industry and improving the lives of our employees and the community at large, while enabling us to attract, retain, incentivize and reward individuals who contribute to our long-term success. Decisions on the executive compensation program will be made by the Compensation Committee.
Summary Compensation Table
The following table shows information regarding the compensation earned by or paid to our named executive officers during the fiscal years ended December 31, 2022 and 2021.
Name and Principal Position	Year	Salary ($)(1)	Bonus	Stock Awards ($)(2)	Option Awards(3)	All Other Compensation ($)	Total ($)
Jonathan Webb Chief Executive Officer	2022	250,000	—	—	—	—	$250,000
	2021	250,000	$1,500,000	$31,282,077	—	55,782	$33,087,859
Loren Eggleton Chief Financial Officer	2022	345,000	—	—	—	14,244(4)	$359,244
	2021	345,000	—	—	—	13,784	$358,784
David Lee(5) Former President	2022	664,502(6)		—	—	5,615,875(7)	$6,280,377
	2021	650,000	—	22,567,690	—	21,521	$23,329,211
Julie Nelson(8) Former Chief Operating Officer	2022	314,446(9)		366,300	402,000	366,565(10)	$1,449,311
(1)	Salary amounts represent actual amounts paid during 2022 and 2021.
(2)
Amounts reported represent the aggregate grant date fair value of RSUs and performance-RSUs granted to such named executive officers during 2022 and 2021 under the 2021 Equity Incentive Plan and 2018 Equity Incentive Plan, as applicable, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), excluding the effect of estimated forfeitures. The assumptions used in calculating the grant date fair value of the RSUs, performance-RSUs, market-RSUs and stock options reported in this column are set forth in Note 13 — Stock-based Compensation to our consolidated financial statements included elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 15, 2023. This amount does not reflect the actual economic value that may have been or that may be realized by the named executive officer.

(3)
Amounts reported represent the aggregate grant date fair value of stock option awards granted to such named executive officers during 2022 under the 2021 Equity Incentive Plan, computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 13 — Stock-based Compensation to our consolidated financial statements included elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 15, 2023. This amount does not reflect the actual economic value that may have been or that may be realized by the named executive officer.

(4)	Consists of 401(k) matching contributions of $13,766 and amounts paid for Mr. Eggleton’s life and disability insurance premiums.
(5)	Mr. Lee ceased his employment with the company effective November 18, 2022. Following that date, he continues to serve on our Board.
(6)	Consists of base salary of $608,252 (an annual base salary of $650,000 pro rated to reflect amounts earned in 2022) and payments of cash in lieu of vacation of $56,250.
(7)
Consists of $5,584,699 of severance payments and benefits paid to Mr. Lee pursuant to his separation agreement with the Company, which equals $75,000 for six weeks of base salary, $5,487,490 representing the incremental fair value of accelerated vesting of equity awards and 401(k) matching contributions of $21,750 and amounts paid for Mr. Lee’s life and disability insurance premiums. See “- Employment Arrangements with Executive Officers – David Lee”. For Mr. Lee, amounts for 2022 also reflect $8,967 in a cash retainer related to his service as a non-employee director subsequent to the cessation of his employment with the Company in November 2022.

(8)
Ms. Nelson served as the Company’s Chief Operating Officer from February 2022 until November 7, 2022. Because Ms. Nelson was not a named executive officer in 2021, her compensation for that year is not required to be reported. In connection with her being named Chief Operating Officer of the Company, she was granted 150,000 stock options.

(9)	Consists of base salary of $304,808 (an annual base salary of $350,000 pro rated to reflect amounts earned in 2022) and payments of cash in lieu of vacation of $9,638.
(10)
Consists of $366,565 of severance payments and benefits paid to Ms. Nelson pursuant to her separation agreement with the Company, which equals $175,000 for six months of base salary, $105,000 which equals 50% of Ms. Nelson’s target bonus for 2022, $75,891 representing the incremental fair value of accelerated vesting of equity awards, and $10,674 of COBRA benefits401(k) matching contributions of $1,615 and amounts paid for Ms. Nelson’s life and disability insurance premiums. See “- Employment Arrangements with Executive Officers – Julie Nelson”

Outstanding Equity Awards at December 31, 2022
The following table shows certain information regarding outstanding equity awards held by each of our named executive officers at December 31, 2022:
	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested(1) ($)
Jonathan Webb Chief Executive Officer	04/12/2021	—	—	—	—	734,435(2)	416,425
	04/12/2021	—	—	—	—	244,812(3)	138,808
Loren Eggleton Chief Financial Officer	05/21/2019	295,683	61,597(4)	0.22	5/20/2029	—	—
David Lee Former President	09/29/2020	—	—	—	—	—	—
	04/12/2021	—	—	—	—	—	—
Julie Nelson Former Chief Operating Officer	04/07/2022	37,500	—	4.86	2/7/2023	—	—
		—	—	—	—	—	—
(1)	Market value is calculated based on the closing price of our Common Stock on December 30, 2022, which was $0.567 per share, as reported on Nasdaq.
(2)
The shares underlying the RSUs will vest if, prior to December 31, 2023, the closing price per share of our Common Stock equals or exceeds $17.50 per share for 90 consecutive trading days during the performance period of our annual bonus program for 2023. The RSU award is subject to acceleration of vesting in specified circumstances.

(3)	The shares underlying the RSUs vest based on the achievement of the Company’s performance on certain operational, social and environmental measures.
(4)
25% of the shares underlying this option vested on May 21, 2020, and the remaining 75% of the shares underlying this option vest in 36 equal monthly installments thereafter, subject to Mr. Eggleton’s continued service at each vesting date.

Employment Arrangements with Executive Officers
Each of our named executive officers is an at-will employee with certain rights to advance notice prior to termination. Except as set forth below, we have not entered into any employment agreements or offer letters with our named executive officers.
Jonathan Webb
In December 2020, we entered into an employment agreement with Jonathan Webb, our Chief Executive Officer. Pursuant to the agreement, Mr. Webb receives an annual base salary of $250,000 and is eligible (i) to participate in our benefit plans and (ii) for an annual discretionary cash bonus beginning on January 1, 2024 in accordance with any bonus plan adopted by our board.
Loren Eggleton
In December 2020, we entered into an employment agreement with Loren Eggleton, our Chief Financial Officer. Pursuant to the agreement, Mr. Eggleton receives an annual base salary of $345,000 and is eligible: (i) to participate in our benefit plans; and (ii) for an annual discretionary cash bonus in accordance with any bonus plan adopted by our board. Mr. Eggleton is also eligible under his employment agreement to receive future awards of stock options or other equity awards, subject to the approval of our board or its Compensation Committee, pursuant to any plans or arrangements we may have in effect from time to time.
On February 20, 2023, the Compensation Committee (the “Compensation Committee”) of our Board approved a Retention Bonus Agreement (the “Retention Agreement”) between Mr. Eggleton and the Company, pursuant to which Mr. Eggleton became eligible for a one-time bonus payment (the “Transaction Bonus”), subject to his continued service with the Company through and until the consummation of a strategic transaction, whether through the issuance and sale of equity securities of the Company in a bona fide financing transaction, the sale of an asset or assets of the Company or its subsidiaries or the consummation of a Change in Control (as defined in the Company’s 2021 Equity Incentive Plan) (a “Strategic Transaction”). On March 14, 2023, the Compensation Committee approved an Amendment to Retention Bonus Agreement between Mr. Eggleton and the Company (the “Amended Retention Agreement”) to amend the terms of the Transaction Bonus to be calculated as a portion of the gross proceeds received by the Company in a qualifying Strategic Transaction as follows: (i) $300,000 if the Strategic Transaction results in gross proceeds to the Company or its stockholders, as applicable, of at least $75 million but less than $100 million; (ii) $600,000 if the Strategic Transaction results in gross proceeds to the Company or its stockholders, as applicable, of at least $100 million but less than $125 million; (iii) $900,000 if the Strategic Transaction results in gross proceeds to the Company or its stockholders, as applicable, of at least $125 million but less than $150 million; or (iv) $1.2 million if the Strategic Transaction results in gross proceeds to the Company or its stockholders, as applicable, of at least $150 million. The amount of the bonus will be calculated using straight line interpolation for gross proceed levels between the above-referenced tiers (e.g., if the Strategic Transaction results in gross proceeds to the Company or its stockholders, as applicable, of $87.5 million, the Transaction Bonus would be $450,000).If Mr. Eggleton’s employment terminates for any reason prior to the closing date of a Strategic Transaction, no Transaction Bonus shall be paid unless such termination was by the Company without Cause or by Mr. Eggleton with Good Reason (each as defined in the Employment Agreement between Mr. Eggleton and the Company dated December 11, 2020, as amended) in the three month period preceding the closing date of a Strategic Transaction, subject to certain exceptions.
David Lee
On November 3, 2022, we entered into a Separation Agreement with Mr. Lee (the “Lee Separation Agreement”) providing for the terms of Mr. Lee’s separation from employment with the Company. Under the Lee Separation Agreement, the Company provided Mr. Lee with the following separation payments and benefits in lieu of any payments or benefits he may otherwise have been entitled to under the terms of his employment agreement: (i) six weeks of salary continuation payments based on his base salary in effect as of the separation date, which equaled a gross total of $75,000 less all applicable taxes and withholdings; (ii) payment on Mr. Lee’s behalf of the premiums for group health and/or dental insurance coverage under COBRA until the earlier of 12 months following the separation date or the date on which Mr. Lee becomes eligible to receive group health insurance coverage through another employer or is otherwise ineligible for COBRA; and (iii) the accelerated vesting of 350,000 restricted stock units initially granted to Mr. Lee in connection with his entry into his employment agreement.
Julie Nelson
We previously entered into a Separation Agreement (the “Nelson Separation Agreement”), dated as of November 9, 2022, providing for the terms of Ms. Nelson’s separation from employment with the Company. Under the Nelson Separation Agreement, the Company provided Ms. Nelson with the following separation payments and benefits in lieu of any payments or benefits she may otherwise have been entitled to under the terms of her employment agreement: (i) six months of salary continuation payments based on her base salary in effect as of the separation date, less all applicable taxes and withholdings; (ii) payment on Ms. Nelson’s behalf of the premiums for group health and/or dental insurance coverage under COBRA until the earlier of six months following the separation date or the date on which Ms. Nelson becomes eligible to receive group health insurance coverage through another employer or is otherwise ineligible for COBRA; (iii) the accelerated vesting of 11,250 restricted stock units initially granted to Ms. Nelson in connection with her commencement of employment with the Company; (iv) the accelerated vesting of an option to purchase 37,000 shares initially granted to Ms. Nelson in connection with her promotion to Chief Operating Officer; and (v) a partial target bonus payment in an aggregate amount of $105,000, which equals 50% of Ms. Nelson’s target bonus for 2022, less all applicable taxes and withholdings.

Potential Payments and Benefits upon Termination or Change of Control
Jonathan Webb
Pursuant to the terms of the employment agreement with Mr. Webb, if Mr. Webb’s employment is terminated by us without “Cause” or by Mr. Webb for “Good Reason” (such terms as defined in the employment agreement with Mr. Webb), then, provided Mr. Webb timely executes and does not revoke a release agreement in our favor (in the form attached to his employment agreement) and complies with his continuing obligations under the agreement and his confidential information agreement, he will receive the following severance benefits: (a) continuing payments of his then-current annual base salary for six months; (b) payment of the premiums necessary to continue health insurance coverage for himself and his eligible dependents under our group health plans pursuant to COBRA or similar state insurance laws, for up to six months; (c) if the separation occurs after January 1, 2024, a prorated annual bonus using the target bonus amount, prorated based on the number of days elapsed in the bonus year through the date of termination; and (d) accelerated vesting and, if applicable, exercisability of the then-unvested portion of each of his outstanding equity awards (other than any equity awards subject to performance-based or other similar vesting criteria) that would have become vested had he remained employed for an additional six months following his termination.
Loren Eggleton
Pursuant to the terms of the employment agreement with Mr. Eggleton, if Mr. Eggleton’s employment is terminated by us without “Cause” or by Mr. Eggleton for “Good Reason” (such terms as defined in the employment agreement with Mr. Eggleton), then, provided Mr. Eggleton timely executes and does not revoke a separation agreement including, among other terms, a release of claims in our favor, and complies with his continuing obligations under the agreement and his confidential information agreement, he will receive the following severance benefits: (a) continuing payments of his then-current annual base salary for twelve (12) months; (b) payment of the premiums necessary to continue health insurance coverage for himself and his eligible dependents under our group health plans pursuant to COBRA or similar state insurance laws, for up to twelve (12) months; (c) an amount equal to 50% of his then-current annual target bonus; and (d) accelerated vesting and, if applicable, exercisability of the then-unvested portion of each of his outstanding equity awards (other than any equity awards subject to performance-based or other similar vesting criteria) that would have become vested had he remained employed for an additional six months following his termination.
Employee Cash Incentive Plan
In March 2021, the Compensation Committee adopted an Employee Cash Incentive Plan (the “Cash Incentive Plan”) which governs the terms of annual cash incentive awards granted to eligible employees of the Company, as determined by the Compensation Committee from time to time. Our named executive officers are eligible to participate in the Cash Incentive Plan, except that Mr. Webb is not eligible to participate for the 2021 performance period. The Compensation Committee (or its delegate) administers the Cash Incentive Plan and has the authority to determine all of the awards granted under the Cash Incentive Plan.
The Cash Incentive Plan provides for a cash incentive award determined based on the achievement of specified annual Company performance goals, which include net revenue, adjusted EBITDA and improvement in the Company’s benefit corporation certification score, as well as individual performance goals. Each eligible employee was assigned an individual incentive target expressed as a percentage of the employee’s annual base salary.
Following the end of each annual performance period, the Committee determines achievement of the Company and individual performance goals. The Committee may modify and/or adjust the performance goals or the related level of achievement, in whole or in part, as it deems appropriate or equitable. Any cash incentive awards that become payable under the Cash Incentive Plan will generally be paid no later than 90 days following the end of the applicable performance period. In order to receive an award under the Cash Incentive Plan, the participant must generally remain employed and in good standing with the Company through the date of payment.
In February 2023, the Compensation Committee determined that no bonuses under the Cash Incentive Plan, whether based on Company performance relative to 2022 Corporate Goals or individual incentive targets, will be paid for the 2022 performance period.

Long-Term Incentives
Equity-based compensation has been and will continue to be an important foundation in executive compensation packages as we believe it is important to maintain a strong link between executive incentives and the creation of stockholder value. We believe that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives.
2021 Equity Incentive Plan
In January 2021, our Board adopted and our stockholders approved the 2021 Equity Incentive Plan (the “2021 Plan”). The 2021 Plan became effective immediately upon the closing of the Business Combination. The 2021 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of our affiliates. Under the 2021 Plan, our Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award. See “Equity Compensation Plans at December 31, 2022” for further information.
The maximum number of shares of Common Stock that may be issued under the 2021 Plan will not exceed 10,026,958 shares of Common Stock (the “2021 Plan Shares”). As of the Record Date, we had 8,518,486 shares of Common Stock reserved for issuance pursuant to the 2021 Plan.
2021 Employee Stock Purchase Plan
Our Board and stockholders adopted the 2021 Employee Stock Purchase Plan (“ESPP”) in January 2021. The ESPP became effective immediately upon the closing of the Business Combination. The purpose of the ESPP is to provide a means whereby we can align the long-term financial interests of its employees with the financial interests of our stockholders. In addition, our Board believes that the ability to allow our employees to purchase shares of Common Stock will help us to attract, retain, and motivate employees and encourages them to devote their best efforts to our business and financial success. See “Equity Compensation Plans at December 31, 2022” for further information. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code.
The maximum number of shares of Common Stock that may be issued under the ESPP is 2,005,392 shares of Common Stock (the “ESPP Shares”). As of the Record Date, we had 1,788,925 shares of Common Stock reserved for issuance pursuant to the ESPP.
In August 2021, our Board amended the 2021 Plan and the ESPP to remove the “evergreen” features therein. The “evergreen” provision in the 2021 Plan operated to annually increase the maximum number of 2021 Plan Shares authorized and available for issuance without seeking stockholder approval by 2.5% of the total number of shares of our Common Stock outstanding on December 31st of the preceding year or such lesser number of shares as determined by the Board. The “evergreen” provision in the ESPP operated to annually increase the maximum number of ESPP Shares authorized and available for issuance without seeking stockholder approval by the lesser of (i) 1% of the total number of shares of our Common Stock outstanding on December 31st of the preceding year, (ii) 3,008,087 shares of our Common Stock and (iii) such lesser number of shares as determined by the Board.
The 2018 Plan
Legacy AppHarvest’s Board adopted, and its stockholders approved, the 2018 Equity Incentive Plan (the “2018 Plan”) in January 2018. The 2018 Plan was terminated in connection with the Business Combination. The 2018 Plan permitted the grant of stock options (incentive share options and non-qualified share options), stock appreciation rights, restricted stock awards, RSUs and other stock awards. Incentive share options could be granted only to Legacy AppHarvest’s employees and to any of Legacy AppHarvest’s parent or subsidiary corporation’s employees. All other awards could be granted to employees, non-employee directors and consultants of Legacy AppHarvest and to employees and consultants of Legacy AppHarvest’s affiliates.
401(k) Plan
We maintain a 401(k) Plan that is intended to qualify as a tax-qualified plan under Section 401 of the Code, which our named executive officers are eligible to participate in on the same basis as our other employees.

Limitation on Liability and Indemnification of Directors and Officers
Our Certificate of Incorporation limits a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•	for any transaction from which the director derives an improper personal benefit;
•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	for any unlawful payment of dividends or redemption of shares; or
•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.
Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and our Bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at its request.
We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Certificate of Incorporation and Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Rule 10b5-1 Sales Plans
Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy.

Pay Versus Performance
Pay Versus Performance Table
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information regarding our compensation philosophy and how we seek to align executive compensation with the Company’s performance, refer to the above “Narrative Disclosure to Summary Compensation Table and Outstanding Equity Awards Table.”
PAY VERSUS PERFORMANCE
Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(3) ($)	Average Compensation Actually Paid to Non-PEO NEOs(4) ($)	Value of Initial Fixed $100 Investment Based On: Total Shareholder Return(5) ($)	Net Loss (millions)(7) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
2022	250,000	(2,541,136)	2,713,908	(2,712,769)	4	(176.6)
2021	33,087,859	4,596,918	8,935,712	1,054,116	25	(166.2)
(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for Jonathan Webb (our Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation—Summary Compensation Table.”

(2)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Webb , as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Webb during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Webb’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards(a) ($)	Equity Award Adjustments(b) ($)	Compensation Actually Paid to PEO ($)
2022	250,000	—	(2,791,136)	(2,541,136)
2021	33,087,859	31,282,077	2,791,136	4,596,918
(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Total Equity Award Adjustments ($)
2022	—	(2,758,990)	—	—	32,146	(2,791,136)
2021	2,791,136	—	—	—	—	2,791,136
(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the NEOs as a group (excluding our PEO) in the “Total” column of the Summary Compensation Table in each applicable year. The NEOs (excluding our PEO) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Loren Eggleton, David Lee and Julie Nelson; and (ii) for 2021, Loren Eggleton, David Lee and Marcella Butler.

(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding our PEO), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding our PEO) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding our PEO) for each year to determine the compensation actually paid, using the same methodology described above in Note (2):

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments(a) ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	2,713,908	256,100	(3,406,193)	(2,712,769)
2021	8,935,712	8,098,159	2,485,474	1,054,116
(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:
Year	Average Year End Fair Value of Equity Awards ($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Average Equity Award Adjustments ($)
2022	256,100	(48,251)	51,441	(4,585,639)	588,128	—	(3,406,193)
2021	1,728,457	(768,808)	582,523	652,533	1,009,613	—	2,485,474
(5)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(6)
The dollar amounts reported represent the amount of net loss reflected in the Company’s audited financial statements for the applicable year. Prior to October 2020, the Company’s operations were limited to the “start-up” concerns of organizing and staffing, business planning, raising capital, and acquiring and developing properties. In October 2020, the Company partially opened the first CEA facility in Morehead, Kentucky and harvested the first crop of beefsteak tomatoes and tomatoes on the vine in January 2021 and March 2021, respectively. In May 2021, the Company opened production of the full 60 acres at AppHarvest Morehead, and in November 2022 began harvesting snacking tomatoes. Consequently, the Company did not use net income (loss) as a performance measure in its executive compensation program.

Analysis of the Information Presented in the Pay versus Performance Table
In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table above.
Compensation Actually Paid and Cumulative TSR
The following graph sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s cumulative TSR over the two most recently completed fiscal years.

Compensation Actually Paid vs. Cumulative TSR
$5,000,000
$2,500,000
$—
$(2,500,000)
100
75
50
25
—
2021
2022
Compensation Actually paid to PEO
Average Compensation Actually Paid to Non PEO NEOs
Cumulative Shareholder Return

Compensation Actually Paid and Net Income (Loss)
The following graph sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s net income (loss) over the two most recently completed fiscal years.

Compensation Actually Paid and Net Loss
5,000,000
2,500,000
—
(2,500,000)
(5,000,000)
(162,000,000)
(168,000,000)
(174,000,000)
(180,000,000)
(186,000,000)
2021
2022
Compensation Actually paid to PEO
Average Compensation Actually Paid to Non PEO NEOs
Net Loss

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

DIRECTOR COMPENSATION
The following tables set forth information regarding the compensation earned by or paid to non-employee directors for service on our Board during the fiscal year ended December 31, 2022. Mr. Webb did not receive any additional compensation for his service as a director. Mr. Lee was an employee and director of the Company from January through November 18, 2022, after which date Mr. Lee served as a non-employee director of the Company. Mr. Lee did not receive any additional compensation for his service as a director prior to the cessation of his employment with the Company in November 2022.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Kiran Bhatraju	75,000	65,592	—	140,592
Ciara A. Burnham(4)	60,282	65,592	—	125,874
Gregory Couch	75,000	65,592	—	140,592
Patrick Halfmann(5)	36,089	65,592	—	101,681
Hollie P. Harris(6)	12,500	—	—	12,500
Bob Laikin(7)	7,813	—	—	7,813
David Lee(8)	—	—	—	—
Anthony Martin	14,718	—	234,481(9)	219,199
Anna Mason(10)	—	—	—	—
R. Geof Rochester	75,000	65,592	—	140,592
Martha Stewart	75,000	65,592	—	140,592
J. Kevin Willis	66,741	65,592	—	132,333
Jeff Ubben(11)	13,911	—	—	13,911
(1)	Includes annual fees paid to all directors for their service on the Board.
(2)
Amounts reported represent the aggregate grant date fair value of RSUs and stock options granted to such non-executive director during 2022 under the 2021 Equity Incentive Plan, computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating the grant date fair value of the RSUs and stock options reported in this column are set forth in Note 13 — Stock-based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 15, 2023. This amount does not reflect the actual economic value that may be realized by the director.

(3)	The following table sets forth the aggregate number of RSUs and the aggregate number of shares underlying stock options held by each non-employee director as of December 31, 2022:
Name	RSUs	Number of Shares Underlying Options
Kiran Bhatraju	21,937	—
Ciara A. Burnham	—	—
Gregory Couch	21,937	—
Patrick Halfmann	—	—
Hollie P. Harris	21,937	—
David Lee	—	—
Anthony Martin	—	—
Anna Mason	—	—
R. Geof Rochester	21,937	—
Martha Stewart	21,937	588,637
J. Kevin Willis	21,937	—
(4)	Ms. Burnham resigned from the Board effective October 2022.
(5)	Mr. Halfmann resigned from the Board effective September 2022.
(6)	Ms. Harris joined the Board effective October 2022.
(7)	Mr. Laikin resigned from the Board effective February 7, 2022.
(8)
Mr. Lee’s service as a non-employee director for the portion of 2022 subsequent to the cessation of his employment with the Company is set forth in the Summary Compensation Table. The outstanding equity awards held by Mr. Lee are set forth in the Outstanding Awards at December 31, 2022

(9)
Mr. Martin, our Chief Operating Officer and director, provided consulting services to the Company from February 2022 until his appointment to the Board in October 2022. Mr. Martin resumed providing consulting services following his resignation from the Audit Committee in January 2023 through his appointment as Chief Operating Officer. For his consulting services, Mr. Martin earned compensation totaling $234,481 for the year ended December 31, 2022.

(10)	Ms. Mason resigned from the Board effective October 2022.
(11)	Mr. Ubben resigned from the Board effective March 3, 2022.

Director Compensation Policy
Pursuant to our non-employee director compensation policy, each non-employee director receives the following compensation for service on the board:
•	an annual cash retainer of $75,000;
•	an additional cash retainer of $50,000 to the non-executive Chairperson of the Board, if applicable; and
•
an annual restricted stock unit award having a value of $100,000 which will be granted on the date of our annual stockholders’ meeting and which will vest in full on the date of the following year’s annual meeting, or the date immediately preceding the date of the following year’s annual meeting if the non-employee director’s service as a director ends at such meeting as a result of the director’s failure to be re-elected or the director not standing for reelection.

The annual cash compensation amounts will be payable in equal quarterly installments in arrears following the end of each fiscal quarter in which the service occurs, prorated for any partial months of service, with the first payment being retroactive to January 29, 2021.
Our policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors.
Our Board expects to review director compensation periodically to ensure that director compensation remains competitive such that we are able to recruit and retain qualified directors.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2022, we believe that all of our officers, directors and greater than 10% beneficial owners timely filed all reports required by Section 16(a) of the Exchange Act, except that the following Form 4s were filed late due to administrative oversight: (i) Form 4 for Julie Nelson filed on November 22, 2022 for a withholding that occurred on August 16, 2022, (ii) Form 4s for Patrick Halfmann, Kiran Bhatraju, R. Geof Rochester, Ciara Burnham, J. Kevin Willis, Greg Couch, Martha Stewart and Anna Mason filed on June 21, 2022 for May 13, 2022 restricted stock unit grants and (iii) Form 4 for Julie Nelson filed on April 21, 2022 for a April 7, 2022 option grant.

EQUITY COMPENSATION PLANS AT DECEMBER 31, 2022
The following table shows certain information with respect to all of our equity compensation plans in effect as of December 31, 2022.
Plan Category	Number of securities to be issued upon exercise of outstanding stock options, warrants and rights (a)	Weighted- average exercise price of outstanding stock options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)
2018 Equity Incentive Plan	4,083,514	$0.38	—
2021 Equity Incentive Plan	5,824,391	2.67	6,617,019
2021 Employee Stock Purchase Plan	—	—	1,788,925(2)
Equity compensation plans not approved by security holders	—	—	—
Total	9,907,905	$1.73	8,405,944
(1)
The equity compensation plans approved by security holders are described in Note 13 — Stock-based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 15, 2023, and include the 2021 Equity Incentive Plan, the 2021 Employee Stock Purchase Plan and the 2018 Equity Incentive Plan, which were approved by our stockholders.

(2)
Total shares remaining available for issuance under the Employee Stock Purchase Plan includes the shares that will be issued upon the closing of the offering period that commenced December 1, 2022 and ends on May 31, 2023.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than compensation arrangements for our directors and executive officers, which are described elsewhere in “Executive Compensation”, below is a description of transactions since January 1, 2021 to which we were a party or will be a party, in which:
•	the amounts involved exceeded or will exceed $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years; and
•
any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Registration Rights Agreement
In connection with the closing of the Business Combination, we entered into the Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) on January 29, 2021, with Novus and certain stockholders, pursuant to which such holders of Registrable Securities (as defined therein), subject to certain conditions, are entitled to certain registration rights. Pursuant to the Registration Rights Agreement, we agreed that, within 30 days following the closing of the Business Combination, we would file with the SEC (at our sole cost and expense) a registration statement registering the resale of such Registrable Securities, and we would use our commercially reasonable efforts to have such registration statement declared effective by the SEC as soon as reasonably practicable after the filing thereof. We filed such registration statement on February 12, 2021 and the SEC deemed it effective on March 4, 2021. Certain of such stockholders has been granted demand underwritten offering registration rights and all of such stockholders have been granted piggyback registration rights. The Registration Rights Agreement does not provide for any cash penalties by us if we fail to satisfy any of our obligations under the Registration Rights Agreement. The stockholders may not exercise their registration rights after the seven-year anniversary of the closing of the Business Combination.
Lock-Up Agreements
In connection with the closing of the Business Combination certain of our stockholders agreed, subject to certain exceptions, not to, without the prior written consent of our Board, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any shares of Common Stock held by them immediately after the closing of the Business Combination, or issuable upon the exercise of options to purchase shares of Common Stock held by them immediately after the closing of the Business Combination, or securities convertible into or exercisable or exchangeable for Common Stock held by them immediately after the closing of the Business Combination (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) provided, however, that with respect to the initial stockholders of Novus listed on Schedule C of the Business Combination Agreement (the “Novus Initial Stockholders”), the Lock-up Shares are limited to the 2,500,000 shares held by Novus Initial Stockholders of Novus common stock initially purchased by the Novus Initial Stockholders in a private placement in connection with Novus’s initial public offering of units, consummated on May 19, 2020, (the “Novus IPO”).
With respect to 50% of the Lock-up Shares (the “Early Release Shares”), the Lock-Up Period (as defined in the Lock-Up Agreement) terminated on January 29, 2022, which was the earlier of (i) 365 days after the Closing Date or (ii) the day after the date on which the closing price of the Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after the closing of the Business Combination. With respect to the shares held by any signatory of the Lock-Up Agreement that were not Early Release Shares, the Lock-up Period terminated on January 29, 2022, which was the earlier of (i) 365 days after the closing of the Business Combination or (ii) the closing of a sale, merger, liquidation, or exchange offer transaction after the closing of the Business Combination.

Business Combination Private Placement
In connection with the execution of the Business Combination Agreement, Novus entered into subscription agreements with certain investors (each, a “Subscriber”), pursuant to which the Subscribers agreed to purchase, and Novus agreed to sell the Subscribers, an aggregate of 37,500,000 shares of Novus common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $375.0 million, in a private placement pursuant to such agreements (the “PIPE”). Concurrent with the closing of the Business Combination:
(5)
Inclusive Capital Partners Spring Master Fund, L.P., which is affiliated with Jeffrey Ubben, our former director, and Patrick Halfmann, our former director, purchased 2,000,000 shares of Novus common stock in the PIPE for an aggregate purchase price of $20.0 million;

(6)	Peter Halt, our former Chief Financial Officer, purchased 40,000 shares of Novus common stock in the PIPE for an aggregate purchase price of $400,000;
(12)
Robert J. Laikin (our former director), Larry M. Paulson, Heather Goodman, and Bradley Bostic, each a director of Novus, or their affiliates purchased 125,000 shares, 100,000 shares, 50,000 shares and 75,000 shares, respectively, at an aggregate purchase price of $1.25 million, $1.0 million, $500,000 and $750,000, respectively.

Sponsor Support Agreement
On September 28, 2020, Novus, Legacy AppHarvest and the Novus Initial Stockholders entered into the Sponsor Support Agreement pursuant to which the Novus Initial Stockholders agreed to vote all of their shares of Novus common stock in favor of the approval and adoption of the Business Combination. Additionally, such Novus Initial Stockholders agreed, among other things, not to (a) transfer any of their shares of Novus common stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, (b) enter into any voting arrangement that is inconsistent with the Sponsor Support Agreement or (c) exercise their redemption rights in connection with the Merger.
Convertible Promissory Note
In connection with the execution of the Business Combination Agreement, Legacy AppHarvest entered into the convertible notes in the principal amount of $30.0 million (the “Legacy AppHarvest Convertible Notes”) with Inclusive Capital Partners Spring Master Fund, L.P., which is affiliated with Jeffrey Ubben and Patrick Halfmann, our former directors. The notes accrued interest at 8.0% per year. Immediately prior to the effective time of the closing of the Business Combination (the “Effective Time”), Novus assumed the Legacy AppHarvest Convertible Notes. At the Effective Time, the outstanding principal and unpaid accrued interest due on the Legacy AppHarvest Convertible Notes were converted into an aggregate of 3,242,336 shares of Common Stock in accordance with the terms of such Legacy AppHarvest Convertible Notes, and such converted Legacy AppHarvest Convertible Notes ceased to exist, and any liens securing obligations under the Legacy AppHarvest Convertible Notes were released.
Agreements with Equilibrium Controlled Environment Foods Fund, LLC and its affiliates
Right of First Refusal Agreement
In May 2019, Legacy AppHarvest entered into a right of first refusal agreement (the “ROFR Agreement”) with Equilibrium Controlled Environment Foods Fund, LLC (together with its affiliates, “Equilibrium”) pursuant to which Legacy AppHarvest granted Equilibrium a right of first refusal to finance the construction of any greenhouse built by us within a certain distance of the Morehead CEA facility for a period of five years. If we receive a bona fide offer from a third party for the financing of such a project, we must notify Equilibrium of the material terms of the proposed financing, and Equilibrium has the right, but not the obligation, to participate in the financing on the same terms and conditions. Either party may terminate the ROFR Agreement in the event of an uncured breach by the other party of any representation or warranty, if the other party fails to perform any material obligation under the ROFR Agreement (subject to cure periods), if the other party admits in writing its inability to pay its debts as they become due, or commences or is subject to bankruptcy, insolvency, receivership or similar proceedings.
Concurrent with the closing of the Membership Interest Purchase and Sale Agreement (the “MIPSA”) described below, we and Equilibrium entered into an amendment to the ROFR Agreement (the “ROFR Amendment”). Under the ROFR Agreement as amended by the ROFR Amendment, Equilibrium has a right of first refusal to act as the financier for the construction by us or our affiliates of any greenhouse within a specified geographic area in the United States that is structured as a sale-leaseback or build-to-suit lease financing. Equilibrium’s right of first refusal applies to projects that exceed a certain dollar threshold and does not apply to projects which we finance ourselves or in combination with any traditional mortgage, equipment or other commercial lender financing of a project. The other material provisions of the ROFR Agreement remain the same.
Membership Interest Purchase and Sale Agreement
On March 1, 2021, we closed on the MIPSA with Equilibrium that we entered into in December 2020, pursuant to which we purchased from Equilibrium 100% of the membership interests in Morehead Farm. The purchase price for Morehead Farm was approximately $125 million, which was equal to a multiple of Equilibrium’s cost to acquire, develop and construct our first Controlled Environment Agriculture facility in Morehead, Kentucky (the “Morehead CEA facility”). At closing, Morehead Farm, a subsidiary of Equilibrium that owns the Morehead CEA facility, became our wholly owned subsidiary.
Concurrent with the closing of the MIPSA, the Master Lease Agreement and ancillary agreements related thereto terminated. In addition, the ROFR Amendment described above was executed.
Stockholder Support Agreement
In September 2020, Novus, Legacy AppHarvest’s and certain Legacy AppHarvest’s stockholders, including holders affiliated with members of our Board and beneficial owners of greater than 5% of our capital stock, entered into the Stockholder Support Agreement, whereby such stockholders agreed to vote all of their shares of our capital stock in favor of the approval and adoption of the Business Combination. Additionally, such stockholders agreed, among other things, not to transfer any of their shares of common stock and our preferred stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, or enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.
Arrangements with R. Geoff Rochester
Mr. Rochester, a member of our Board, was our Chief Marketing Officer from August 2020 until April 2021 when he resigned in connection with his appointment to the Board. In that capacity, he received $59,911 in salary ($185,000 base salary prorated for his period of employment) and a $863,394 long-term incentive award of restricted stock units in the year ended December 31, 2020. Mr. Rochester also provided consulting services to the Company from July 2019 to August 2020, for which he received cash compensation totaling $56,767 from January 2020 through August 2020. From April 2021 to September 2021, the Company and Mr. Rochester entered into a consulting agreement pursuant to which he received cash compensation equal to approximately $15,500 per month for six months.
Arrangements with Anthony Martin
Mr. Martin, our Chief Operating Officer and director, provided consulting services to the Company from February 2022 until his appointment to the Board in October 2022. Mr. Martin resumed providing consulting services following his resignation from the Audit Committee through his appointment as Chief Operating Officer. For his consulting services, Mr. Martin has earned compensation totaling $234,481 for the year ended December 31, 2022.
In connection with Mr. Martin’s appointment as the Company’s Chief Operating Officer, AppHarvest Canada, Inc., a wholly owned subsidiary of the Company (“AppHarvest Canada”), entered into a consulting agreement with 1343259 B.C. Ltd. (the “Consultant”), an entity of which Mr. Martin is an owner and director (the “Consulting Agreement”). The Consulting Agreement provides for, among other things, an hourly rate of $425, provided that no more than 184 hours may be performed by the Consultant in a month without prior written consent from the Company’s Chief Executive Officer, and eligibility for a discretionary success fee, subject to achievement of individual and company-wide performance goals, as set by AppHarvest Canada and the Company.
Pursuant to the Consulting Agreement, the Company granted Mr. Martin 400,000 restricted stock units (the “Martin Equity Award”). The Martin Equity Award is subject to the terms and conditions set forth in the Company’s 2021 Plan and the applicable grant agreement between the Company and Mr. Martin. Twenty-five percent (25%) of the Martin Equity Award will vest on the one-year anniversary of the vesting commencement date, with the remainder of the Martin Equity Award vesting in three equal installments on the three subsequent one-year anniversaries of the vesting commencement date, in each case subject to Mr. Martin’s continued service under the Consulting Agreement through each such date.

The term of the Consulting Agreement is 12 months, with automatic extension of the term unless prior notice of termination is given by either party as provided in the Consulting Agreement.
Indemnification Agreements
We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require us to indemnify our executive officers and directors to the fullest extent permitted by Delaware law.
Related Person Transactions Policy
Our Board has adopted a written related person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.
Transactions involving compensation for services provided to us as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including Common Stock) including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our board) for review. To identify related person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our Audit Committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:
•	the risks, costs, and benefits to us;
•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•	the terms of the transaction;
•	the availability of other sources for comparable services or products; and
•	the terms available to or from, as the case may be, unrelated third parties.
Our Audit Committee will approve only those transactions that it determines are fair to us and in our best interests.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or notify us by sending a written request to: AppHarvest, Inc., 500 Appalachian Way, Morehead, KY 40351, Attn: Gary Broadbent, Corporate Secretary or by contacting our Corporate Secretary at (606) 653-6100. You will be removed from the householding program, after which you will receive an individual copy of the proxy materials promptly.
Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

Gary Broadbent

Executive Vice President, General Counsel, and Corporate Secretary

April 28, 2023
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 is available free of charge at the SEC’s web site at www.sec.gov. Stockholders can also access this proxy statement and our Annual Report on Form 10-K at the investors section of our website at www.appharvest.com. A copy of our Annual Report on Form 10-K to the SEC on Form 10-K for the year ended December 31, 2022 is available without charge upon written request to: AppHarvest, Inc. 500 Appalachian Way, Morehead, KY 40351, Attn: Gary Broadbent, Corporate Secretary.

Appendix A

Form of Amendment to Certificate of Incorporation
With Respect to Proposal 4

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
APPHARVEST, INC.
AppHarvest, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:
First: The name of this corporation is AppHarvest, Inc., and the date on which the Certificate of Incorporation of this corporation was originally filed with the Secretary of State of the State of Delaware was March 15, 2020, under the original name Novus Capital Corporation and was amended on January 29, 2021.
Second: The Board of Directors of the Company (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Certificate of Incorporation (the “Certificate of Incorporation”), as follows:
Effective as of the effective time of 5:00 p.m., Eastern Time, on [***DATE***][1] (the “Effective Time”), each [ten (10) / eleven (11) / twelve (12) / thirteen (13) / fourteen / fifteen (15) / sixteen (16) / seventeen (17) / eighteen (18) / nineteen (19) / twenty (20)][2] shares of the Company’s Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the Company or the respective holders thereof, be combined into one (1) share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Split”); provided, however, no fractional shares of Common Stock shall be issued as a result of the Reverse Split and, in lieu thereof, upon receipt after the Effective Time by the exchange agent selected by the Company of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of the stock certificate(s) formerly representing shares of pre-Reverse Split Common Stock, any stockholder who would otherwise be entitled to a fractional share of post-Reverse Split Common Stock as a result of the Reverse Split, following the Effective Time (after taking into account all fractional shares of post-Reverse Split Common Stock otherwise issuable to such stockholder), shall be entitled to receive a cash payment (without interest) equal to the fractional share of post-Reverse Split Common Stock to which such stockholder would otherwise be entitled multiplied by the average of the closing sales prices of a share of the Company’s Common Stock (as adjusted to give effect to the Reverse Split) on The Nasdaq Stock Market for each of the five (5) consecutive trading days immediately preceding the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware. Each stock certificate that, immediately prior to the Effective Time, represented shares of pre-Reverse Split Common Stock shall, from and after the Effective Time, automatically and without any action on the part of the Company or the respective holders thereof, represent that number of whole shares of post-Reverse Split Common Stock into which the shares of pre-Reverse Split Common Stock represented by such certificate shall have been combined (as well as the right to receive cash in lieu of any fractional shares of post-Reverse Split Common Stock as set forth above; provided, however, that each holder of record of a certificate that represented shares of pre-Reverse Split Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of post-Reverse Split Common Stock into which the shares of pre-Reverse Split Common Stock represented by such certificate shall have been combined pursuant to the Reverse Split, as well as any cash in lieu of fractional shares of post-Reverse Split Common Stock to which such holder may be entitled as set forth above. The Reverse Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of post-Reverse Split Common Stock resulting from the Reverse Split and held by a single record holder shall be aggregated.
[1]	Insert next business day after filing with the Secretary of State of the State of Delaware.
[2]
These amendments approve the combination of any whole number of shares of the Company’s Common Stock between and including [ten (10) and twenty (20)] into one (1) share of the Company’s Common Stock. By these amendments, the stockholders would approve each of the alternate amendments proposed by the Company’s Board of Directors. If the reverse stock split proposal is approved by stockholders, the Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that reverse stock split ratio determined by the Company’s Board of Directors to be in the best interests of the Company and its stockholders. The other amendments will be abandoned pursuant to Section 242(c) of the General Corporation Law of the State of Delaware. The Company’s Board of Directors may also elect not to effect any reverse stock split, in which case all proposed alternate amendments will be abandoned.

Section A of Article IV of the Certificate of Incorporation is amended and restated to read in its entirety as follows:
“A. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is [85,000,000 / 78,181,818 / 72,500,000 / 67,692,307 / 63,571,428 / 60,000,000 / 56,875,000 / 54,117,647/ 51,666,666 / 49,473,684 / 47,500,000]3 shares, consisting of (i) [75,000,000 / 68,181,818 / 62,500,000 / 57,692,307 / 53,571,428 / 50,000,000 / 46,875,000 / 44,117,647 / 41,666,666 / 39,473,684 / 37,500,000]3 shares of Common Stock, $0.0001 par value per share, and (ii) 10,000,000 shares of Preferred Stock, $0.0001 par value per share.”
Third: The foregoing amendment to the Certificate of Incorporation was duly approved by the Board.
Fourth: Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL.
Fifth: This amendment to the Certificate of Incorporation shall be effective on and as of as of the effective time of 5:00 p.m., Eastern Time, on [***DATE***][3].
[Signature Page Follows]
[3]	Insert next business day after filing with the Secretary of State of the State of Delaware.

In Witness Whereof, AppHarvest, Inc. has caused this Certificate of Amendment to be executed by its Chief Executive Officer and Chairperson as of [***DATE***].
By:
Jonathan Webb Chief Executive Officer and Chairperson

APPHARVEST, INC.
500 APPALACHIAN WAY
MOREHEAD, KENTUCKY 40351

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 8, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/APPH2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 8, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V15368-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

APPHARVEST, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect the Board of Directors' nine nominees for director to serve until the 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jonathan Webb
02) Anthony Martin
03) Kiran Bhatraju
04) Greg Couch
05) Hollie P. Harris
06) David Lee
07) R. Geof Rochester
08) Martha Stewart
09) J. Kevin Willis

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
2. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
3. To approve, on an advisory basis, the executive compensation of the Company's named executive officers as described in the proxy statement.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V15369-TBD

APPHARVEST, INC.
Annual Meeting of Stockholders
June 9, 2023 10:00 AM EST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jonathan Webb and Loren Eggleton, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of APPHARVEST, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 am EST on June 9, 2023, virtually at www.virtualshareholdermeeting.com/APPH2023, and any adjournment or postponement thereof (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unavailable for election).

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side